Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and Between

PALMETTO BANCSHARES, INC.

and

UNITED COMMUNITY BANKS, INC.

April 22, 2015

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4.23	Brokers and Finders; Opinion of Financial Advisor	25
4.24	PLMT Information	25
4.25	Delivery of PLMT Disclosure Memorandum	26
4.26	No Additional Representations	26

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PARENT		26

5.1	Organization, Standing, and Power	26
5.2	Authority of Parent; No Breach By Agreement	27
5.3	Capital Stock	28
5.4	Parent Subsidiaries	28
5.5	Exchange Act Filings; Securities Offerings; Financial Statements	29
5.6	Absence of Undisclosed Liabilities	30
5.7	Absence of Certain Changes or Events	30
5.8	Tax Matters	30
5.9	Assets	33
5.10	Compliance with Laws	34
5.11	Employee Benefit Plans	35
5.12	Legal Proceedings	37
5.13	Reports	37
5.14	Approvals	37
5.15	Takeover Laws and Provisions	37
5.16	Brokers and Finders	37
5.17	Available Consideration	38
5.18	Parent Information	38
5.19	No Additional Representations	38

ARTICLE 6 CONDUCT OF BUSINESS PENDING CONSUMMATION		39

6.1	Affirmative Covenants	39
6.2	Negative Covenants of PLMT	40
6.3	Negative Covenants of Parent	43
6.4	Control of the Other Party’s Business	43
6.5	Adverse Changes in Condition	44
6.6	Reports	44

ARTICLE 7 ADDITIONAL AGREEMENTS		44

7.1	Shareholder Approvals	44
7.2	Registration of Parent Common Stock	45
7.3	Other Offers, etc.	46
7.4	Consents of Regulatory Authorities	47
7.5	Agreement as to Efforts to Consummate	47
7.6	Investigation and Confidentiality	48
7.7	Press Releases	48
7.8	Employee Benefits and Contracts	48
7.9	Section 16 Matters	50
7.10	Indemnification	50
7.11	Retention Plan and Conversion Bonus Plan	51

ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		52

8.1	Conditions to Obligations of Each Party	52
8.2	Conditions to Obligations of Parent	52
8.3	Conditions to Obligations of PLMT	53

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ARTICLE 9 TERMINATION		54

9.1	Termination	54
9.2	Effect of Termination	57
9.3	Termination Fee	57
9.4	Non-Survival of Representations and Covenants	58

ARTICLE 10 MISCELLANEOUS		58

10.1	Definitions	58
10.2	Expenses	68
10.3	Brokers and Finders	68
10.4	Entire Agreement	68
10.5	Amendments	68
10.6	Waivers	69
10.7	Assignment	69
10.8	Notices	69
10.9	Governing Law	70
10.10	Counterparts	70
10.11	Captions; Articles and Sections	70
10.12	Interpretations	71
10.13	Enforcement of Agreement	71
10.14	Severability	71

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LIST OF EXHIBITS

Exhibit	Description

A	Form of Bank Merger Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of April 22, 2015 is by and between United Community Banks, Inc., a Georgia corporation (“Parent”), and Palmetto Bancshares, Inc., a South Carolina corporation (“PLMT”).

Recitals

WHEREAS, the respective boards of directors of Parent and PLMT have determined that it is in the best interests of their respective companies and shareholders for PLMT to merge with and into Parent, with Parent being the surviving entity (the “Merger”) pursuant to the terms of this Agreement and have unanimously approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, whereby the issued and outstanding shares of PLMT Common Stock will be converted into the right to receive the Merger Consideration from Parent;

WHEREAS, the board of directors of PLMT has determined to recommend that PLMT’s shareholders approve this Agreement (the “PLMT Recommendation”);

WHEREAS, the Merger is subject to the approvals of the shareholders of PLMT, regulatory agencies, and the satisfaction of certain other conditions described in this Agreement;

WHEREAS, Parent and PLMT desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

WHEREAS, Parent and PLMT intend, (i) for federal income tax purposes, that the Merger qualifies as a “reorganization” described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the regulations promulgated under the Code; and (iii) that Parent and PLMT will each be a “party to the reorganization” within the meaning of Section 368(a) of the Code; and

WHEREAS, certain terms used in this Agreement are defined in Section 10.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER

1.1           Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time, PLMT shall be merged with and into Parent pursuant to and with the effect provided in Section 33-11-106 of the South Carolina Business Corporation Act (the “SCBCA”) and Section 14-2-1106 of the Georgia Business Corporation Code, and Parent shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Georgia. The Merger shall be consummated in accordance with the terms and subject to the conditions of this Agreement.

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1.2           Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 11:00 A.M. Eastern Time on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 11:00 A.M. Eastern Time), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties and may be effected by electronic or other transmission of signature pages, as mutually agreed upon.

1.3           Effective Time.

The Merger shall be consummated by filing Articles of Merger reflecting the Merger (the “Articles of Merger”) with the South Carolina Secretary of State and with the Georgia Secretary of State. The Merger shall become effective (the “Effective Time”) when the Articles of Merger have been filed with the South Carolina Secretary of State and with the Georgia Secretary of State or at such later time as may be mutually agreed upon by Parent and PLMT and specified in the Articles of Merger. Subject to the terms and conditions hereof (including the closing conditions and termination rights set forth in Articles 8 and 9, respectively, of this Agreement), unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable best efforts to cause the Effective Time to occur not later than the second (or, if PLMT has a right to terminate this Agreement pursuant to Section 9.1(g), then the fifth) business day after the later of: (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of PLMT approve this Agreement.

1.4           Bank Merger.

Concurrently with the execution and delivery of this Agreement, United Community Bank (“Parent Banksub”), a wholly owned subsidiary of Parent, and The Palmetto Bank (the “Bank”), a wholly owned subsidiary of PLMT, shall enter into the Bank Agreement of Merger, in the form attached hereto as Exhibit A, with such changes thereto as Parent may reasonably request, pursuant to which the Bank will merge with and into Parent Banksub (the “Bank Merger”). The Bank Merger shall not occur prior to the Effective Time.

ARTICLE 2
TERMS OF MERGER

2.1           Articles of Incorporation.

The Articles of Incorporation of Parent in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise duly amended or repealed.

2.2           Bylaws.

The Bylaws of Parent in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise duly amended or repealed.

2.3           Directors and Officers.

The directors of Parent in office immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. The officers of Parent in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer.

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ARTICLE 3
MANNER OF CONVERTING SHARES

3.1           Effect on PLMT Common Stock.

(a)            At the Effective Time, in each case subject to Sections 3.1(d) and 3.2, by virtue of the Merger and without any action on the part of the Parties, each share of PLMT Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of PLMT Common Stock held by either Party or any Subsidiary of either Party (in each case other than shares of PLMT Common Stock held on behalf of third parties or held by any Parent Entity or PLMT Entity as a result of debts previously contracted (such as a foreclosure on a loan)) shall be converted into the right to receive one of the following: (i) cash in the amount of $19.25 less any applicable withholding Taxes (the “Cash Consideration”); (ii) a number of duly authorized, validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the Exchange Ratio (the “Stock Consideration”); or (iii) a combination of the Cash Consideration and Stock Consideration (the “Mixed Consideration”), in such proportions as requested by PLMT shareholder to the extent available after the proration of the total Merger Consideration to 70% Stock Consideration and 30% Cash Consideration in accordance with Section 3.2 of this Agreement (items (i), (ii), or (iii) are referred to herein individually as the “Per Share Purchase Price” and collectively as the “Merger Consideration”). The “Exchange Ratio” shall be 0.97 shares of Parent Common Stock.

(b)            At the Effective Time, all shares of PLMT Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of PLMT Common Stock (the “Certificates”) shall thereafter represent only the right to receive the Per Share Purchase Price.

(c)            If, prior to the Effective Time, the outstanding shares of PLMT Common Stock, or the outstanding shares of Parent Common Stock, shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or if a record date prior to the Effective Time has been established with respect to any such change in capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Purchase Price.

(d)            Each share of PLMT Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parties or their respective Subsidiaries (in each case other than shares of PLMT Common Stock held on behalf of third parties or as a result of debts previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration, and shall cease to exist (the “Extinguished Shares”).

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3.2           Election and Proration Procedures.

(a)            An election form in such form as Parent and PLMT shall agree (an “Election Form”) shall be mailed on the Mailing Date (as defined below) to each holder of record of PLMT Common Stock. Unless another date is agreed to by Parent and PLMT prior to the Effective Time, the “Mailing Date” shall be the date on which the Proxy/Registration Statement is first mailed to holders of PLMT Common Stock. Parent shall make available Election Forms as may be reasonably requested by all persons who become holders of PLMT Common Stock after the record date for eligibility to vote at the PLMT Shareholders’ Meeting and prior to the Election Deadline (as defined herein), and PLMT shall provide to Continental Stock Transfer & Trust Company or such other exchange agent selected by Parent and reasonably acceptable to PLMT (the “Exchange Agent”) all information reasonably necessary for it to perform its obligations as specified herein.

(b)            Each Election Form shall entitle the holder of PLMT Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to elect to receive (i) the Stock Consideration for all of such holder’s shares (a “Stock Election”), (ii) the Cash Consideration for all of such holder’s shares (a “Cash Election”), (iii) the Mixed Consideration for all of such holder’s shares (a “Mixed Election”) or (iv) make no election (a “Non-Election”). Holders of record of PLMT Common Stock who hold such shares as nominees, trustees or in other representative capacity (a “Holder Representative”) may submit multiple Election Forms, provided that such Holder Representative certifies that each such Election Form covers all of the shares of PLMT Common Stock held by that Holder Representative for a particular beneficial owner. The shares of PLMT Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares” and the aggregate number thereof is referred to herein as the “Stock Election Number.” The shares of PLMT Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares” and the aggregate number thereof is referred to as the “Cash Election Number.” Shares of PLMT Common Stock as to which no election has been made (or as to which an Election Form is not properly completed or returned in a timely fashion) are referred to as “Non-Election Shares.”

(c)            To be effective, a properly completed Election Form must be received by the Exchange Agent on or prior to the date of the PLMT’s Shareholders’ Meeting (or such other date as the Parties may mutually agree prior to the Effective Time) (the “Election Deadline”). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. For the holders of PLMT Common Stock who make a Non-Election, subject to Section 3.2(e), Parent shall have the authority to determine the type of consideration constituting the Per Share Purchase Price to be exchanged for the Non-Election Shares. Any PLMT shareholder may at any time prior to, but not after, the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any PLMT shareholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates. All elections shall be revoked automatically if the Exchange Agent is notified in writing by either Party that this Agreement has been terminated prior to the Effective Time pursuant to Section 9.1 of this Agreement. If a shareholder either (i) does not submit a properly completed Election Form by the Election Deadline or (ii) revokes its Election Form prior to the Election Deadline but does not submit a new properly executed Election Form prior to the Election Deadline, the shares of PLMT Common Stock held by such shareholder shall be designated as Non-Election Shares. Subject to the terms of this Agreement and the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

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(d)            The number of shares of PLMT Common Stock to be converted into the right to receive the Cash Consideration shall be equal to 30% of the number of shares of PLMT Common Stock outstanding immediately prior to the Effective Time (the “Aggregate Cash Limit”) and the number of shares of PLMT Common Stock to be converted into the right to receive the Stock Consideration shall be equal to 70% of the number of shares of PLMT Common Stock outstanding immediately prior to the Effective Time (the “Aggregate Stock Limit”).

(e)            Within three business days after the later to occur of the Election Deadline or the Effective Time, Parent shall cause the Exchange Agent to effect the allocation among holders of PLMT Common Stock of Rights to receive the Per Share Purchase Price and to distribute such as follows:

  (i)           if the Stock Election Number exceeds the Aggregate Stock Limit, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each Stock Election Share shall be converted into the right to receive (A) the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (1) the number of Stock Election Shares held by such holder by (2) a fraction, the numerator of which is the Aggregate Stock Limit and the denominator of which is the Stock Election Number and (B) the Cash Consideration in respect of the remaining number of such Stock Election Shares;

  (ii)          if the Cash Election Number exceeds the Aggregate Cash Limit, then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each Cash Election Share shall be converted into the right to receive (A) the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (1) the number of Cash Election Shares held by such holder by (2) a fraction, the numerator of which is the Aggregate Cash Limit and the denominator of which is the Cash Election Number and (B) the Stock Consideration in respect of the remaining number of such Cash Election Shares; and

  (iii)         if the Stock Election Number and the Cash Election Number do not exceed the Aggregate Stock Limit and the Aggregate Cash Limit, respectively, then (i) all Cash Election Shares shall be converted into the right to receive the Cash Consideration, (ii) all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and (iii) all Non-Election Shares shall be converted into the right to receive the Cash Consideration and/or the Stock Consideration such that the aggregate number of shares of PLMT Common Stock entitled to receive the Cash Consideration is equal to the Aggregate Cash Limit and the aggregate number of shares of PLMT Common Stock entitled to receive the Stock Consideration is equal to the Aggregate Stock Limit.

3.3            Exchange Procedures.

(a)            On the Closing Date, Parent shall make available to the Exchange Agent, for exchange in accordance with this Section 3.3, the Merger Consideration (including cash in an aggregate amount sufficient for payment in lieu of fractional shares of Parent Common Stock to which holders of PLMT Common Stock may be entitled pursuant to Section 3.7); provided that as of the Effective Time the Parent shall deliver to the Exchange Agent evidence of shares, in book entry form, representing the number of shares of Parent Common Stock issuable to the holders of PLMT Common Stock as part of the Merger Consideration. In addition, Parent shall make available to the Exchange Agent, as necessary from time to time at or after the Effective Time, any dividends or other distributions payable pursuant to Section 3.3(f). All Merger Consideration (including cash in an aggregate amount sufficient for payment in lieu of fractional shares of Parent Common Stock to which holders of PLMT Common Stock may be entitled pursuant to Section 3.7) and dividends and distributions made available to the Exchange Agent pursuant to this Section 3.3(a) shall hereinafter be referred to as the “Exchange Fund.” In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder (including pursuant to Section 3.7), Parent shall promptly make available to the Exchange Agent the amounts so required to satisfy such payment obligations in full. The Exchange Agent shall deliver the Merger Consideration and cash in lieu of any fractional shares of Parent Common Stock out of the Exchange Fund. Except as contemplated by this Section 3.3, the Exchange Fund will not be used for any other purpose.

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(b)            Unless different timing is agreed to by Parent and PLMT, as soon as reasonably practicable after the Effective Time, but in any event no more than five business days after the Effective Time, Parent shall cause the Exchange Agent to mail to the former shareholders of PLMT appropriate transmittal materials. The letter of transmittal shall provide instructions for the submission of Certificates representing, immediately prior to the Effective Time, shares of PLMT Common Stock (or an indemnity satisfactory to PLMT, Parent and Exchange Agent, if any of such Certificates are lost, stolen, or destroyed) to each holder of record of shares of PLMT Common Stock converted into the right to receive the applicable portion of the Merger Consideration at the Effective Time. In the event of a transfer of ownership of shares of PLMT Common Stock represented by one or more Certificates that are not registered in the transfer records of PLMT, the Per Share Purchase Price payable for such shares as provided in Sections 3.1 and 3.2 may be issued to a transferee if the Certificate or Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence reasonably satisfactory to the Exchange Agent that such transfer is proper and that any applicable stock transfer taxes have been paid. In the event any certificate representing PLMT Common Stock certificate shall have been lost, mutilated, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, mutilated, stolen, or destroyed and the posting by such person of a bond in such amount as Parent may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, mutilated, stolen, or destroyed certificate the Per Share Purchase Price as provided for in Sections 3.1 and 3.2 (together with any unpaid dividends or distributions with respect thereto). The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. Parent shall pay all charges and expenses, including those of the Exchange Agent in connection with the distribution of the Per Share Purchase Price as provided in Sections 3.1 and 3.2. Parent or its Exchange Agent will maintain a book entry list of Parent Common Stock to which each former holder of PLMT Common Stock is entitled.

(c)            After the Effective Time, each holder of shares of PLMT Common Stock (other than Extinguished Shares) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly (and in any event within five business days) upon surrender thereof (or an indemnity satisfactory to PLMT, Parent and Exchange Agent, if any of such certificates are lost, stolen, or destroyed) receive in exchange therefor the consideration provided in Sections 3.1 and 3.2 (and any unpaid dividends or distributions thereon), without interest, pursuant to this Section 3.3. The Certificate or Certificates of PLMT Common Stock so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. Parent shall not be obligated to deliver the consideration to which any former holder of PLMT Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificate or Certificates for exchange (or an indemnity satisfactory to PLMT, Parent and Exchange Agent, if any of such Certificates are lost, stolen, or destroyed) as provided in this Section 3.3. Any other provision of this Agreement notwithstanding, neither any Parent Entity, nor any PLMT Entity, nor the Exchange Agent shall be liable to any holder of PLMT Common Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

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(d)            Each of Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of PLMT Common Stock and PLMT Options such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign Tax Law or by any Taxing Authority or Governmental Authority. To the extent that any amounts are so withheld by Parent, the Surviving Corporation, or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of PLMT Common Stock, as applicable in respect of which such deduction and withholding was made by Parent, the Surviving Corporation, or the Exchange Agent, as the case may be.

(e)            Any portion of the Merger Consideration and cash delivered to the Exchange Agent by Parent pursuant to Section 3.3(a) that remains unclaimed by the holder of shares of PLMT Common Stock for one year after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Parent. Any holder of shares of PLMT Common Stock who have not theretofore complied with Section 3.3(c) shall thereafter look only to Parent for the consideration and any unpaid dividends or distributions deliverable in respect of each share of PLMT Common Stock such holder holds as determined pursuant to this Agreement without any interest thereon.

(f)             No dividends or other distributions with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate that immediately prior to the Effective Time represented shares of PLMT Common Stock with respect to the shares, if any, of Parent Common Stock represented thereby, in each case unless and until the surrender of such Certificate (or an indemnity satisfactory to PLMT, Parent and Exchange Agent, if any of such Certificates are lost, stolen, or destroyed) in accordance with this Section 3.3. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate in accordance with this Section 3.3, the holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Parent Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to whole shares of Parent Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Common Stock issuable with respect to such Certificate.

(g)            Adoption of this Agreement by the shareholders of PLMT shall constitute ratification of the appointment of the Exchange Agent.

3.4           Effect on Parent Common Stock.

At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

3.5           PLMT Options; PLMT Restricted Stock.

(a)            At the Effective Time, all Rights with respect to PLMT Common Stock pursuant to stock options granted by PLMT (the “PLMT Options”) which are outstanding immediately prior to the Effective Time, whether or not exercisable, shall be:

 (i)           With respect to all outstanding PLMT Options granted under the PLMT 2011 Stock Incentive Plan, converted at the Effective Time into an obligation of Parent to pay (or cause to be paid) and a right of the holder to receive, in full satisfaction of any Rights in respect of the PLMT Option, a cash payment equal to the product obtained by multiplying (1) the number of shares of PLMT Common Stock underlying such Person’s PLMT Options by (2) the Weighted Average Consideration Per Share less the exercise price per share under such option, subject to any income or employment tax withholding required under the Code or any provision of applicable Law. The amount determined in accordance with the foregoing shall be paid to the applicable holder of a PLMT Option on the Closing Date. The “Weighted Average Consideration Per Share” means the sum of: (x) $19.25 x 0.30, plus (y) the Average Parent Stock Price x the Exchange Ratio x 0.70.

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 (ii)           With respect to all outstanding PLMT Options granted under the PLMT 1997 Stock Compensation Plan, converted into an option to purchase shares of Parent Common Stock, each such PLMT Option so converted shall be exercisable upon the same terms and conditions as under the PLMT 1997 Stock Compensation Plan and the applicable option agreement issued thereunder, except that (i) each such PLMT Option shall be exercisable for that whole number of shares of Parent Common Stock (rounded to the nearest whole share) equal to the number of shares of PLMT Common Stock subject to such PLMT Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (ii) the option price per share of Parent Common Stock shall be an amount equal to the option price per share of PLMT Common Stock subject to such PLMT Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the option price per share, as so determined, being rounded to the nearest whole cent). Prior to the Effective time, PLMT will use its reasonable best efforts to enter into agreements with one or more holders of PLMT Options granted under the PLMT 1997 Stock Compensation Plan to cancel such holder’s PLMT Options for consideration of $0.01 per share of PLMT Common Stock underlying any such PLMT Options.

(b)            At the Effective Time, each share of PLMT Common Stock subject to restrictions on transfer and/or forfeiture granted under the PLMT 2008 Restricted Stock Plan or the 2011 Stock Incentive Plan (the “PLMT Restricted Stock”) that is issued and outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested and shall be converted automatically into and shall thereafter represent the right to receive the Merger Consideration, subject to any income or employment tax withholding required under the Code or any provision of applicable Law, in accordance with this Article 3. For the avoidance of doubt, like other holders of PLMT Common Stock, holders of PLMT Restricted Stock shall be entitled, pursuant to the terms and subject to the conditions and limitations of Section 3.2, to make an election with respect to the Merger Consideration that each will receive.

(c)            PLMT’s board of directors or its compensation committee shall make any adjustments or amendments to or make such determinations with respect to the PLMT Options and PLMT Restricted Stock necessary to effect the foregoing provisions of this Section 3.5.

3.6           Rights of Former PLMT Shareholders.

At the Effective Time, the stock transfer books of PLMT shall be closed as to holders of PLMT Common Stock and no transfer of PLMT Common Stock by any holder of such shares shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.3, each Certificate theretofore representing shares of PLMT Common Stock (other than Certificates representing Extinguished Shares), shall from and after the Effective Time represent for all purposes only the right to receive the Per Share Purchase Price and, if applicable, any unpaid dividends or distributions, in each case without interest, as provided in Article 3.

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3.7           Fractional Shares.

Notwithstanding any other provision of this Agreement, each holder of shares of PLMT Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the final Average Parent Stock Price (as defined in Section 9.1(g)). No such holder will be entitled to dividends, voting rights, or any other Rights as a shareholder in respect of any fractional shares.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

PLMT represents and warrants to Parent as follows, except as (i) set forth on PLMT Disclosure Memorandum or (ii) disclosed in the PLMT Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 4, 2014, or in any report, schedule, form or other document filed with the SEC (or furnished to the SEC and publicly available via EDGAR) by PLMT after March 4, 2014, and prior to the date hereof (it being understood that any matter disclosed in such report, schedule, form or other document shall be deemed to qualify any representation or warranty in this Article 4 only to the extent that the description of such matter would be reasonably inferred to be a qualification with respect to such representation or warranty):

4.1           Organization, Standing, and Power.

PLMT is a corporation duly organized, validly existing, and in good standing under the Laws of the State of South Carolina and is a bank holding company within the meaning of the Bank Holding Company Act of 1956 (the “BHCA”). Bank is a banking corporation duly organized, validly existing and in good standing under the Laws of the State of South Carolina. Each of PLMT and Bank has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Each of PLMT and Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a PLMT Material Adverse Effect. True and correct copies of the articles of incorporation and bylaws for each of PLMT and Bank have been made available to Parent for its review. Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits held by Bank are insured, up to the applicable limits, by the FDIC’s Deposit Insurance Fund.

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4.2           Authority of PLMT; No Breach By Agreement.

(a)            PLMT has the corporate power and authority necessary (i) to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and (ii) with respect to the Merger, upon the approval of the Merger, including any approvals referred to in Sections 8.1(b) and by PLMT’s shareholders in accordance with this Agreement and the SCBCA, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of PLMT, subject to the approval of this Agreement by the holders of two-thirds of the outstanding shares of PLMT Common Stock, which is the only PLMT shareholder vote required for approval of this Agreement and consummation of the Merger (the “Requisite PLMT Shareholder Approval”). The board of directors of PLMT, at a meeting duly called and held, has by a unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated hereby and thereby, taken together, are fair to and in the best interests of PLMT and its shareholders, (ii) adopted this Agreement, and (iii) resolved, subject to the terms of this Agreement, to recommend that the holders of the shares of PLMT Common Stock approve this Agreement and to call and hold a meeting of PLMT’s shareholders to consider this Agreement. Subject to any necessary approvals referred to in Sections 8.1(b) and receipt of such Requisite PLMT Shareholder Approval, this Agreement represents a legal, valid, and binding obligation of PLMT, enforceable against PLMT in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)            Neither the execution and delivery of this Agreement by PLMT, nor the consummation by PLMT and Bank of the transactions contemplated hereby, nor compliance by PLMT and Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of PLMT’s articles of incorporation or bylaws or the articles of incorporation or bylaws of Bank or any resolution adopted by the board of directors or the shareholders of any PLMT Entity, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any PLMT Entity under, any Contract or Permit of any PLMT Entity, or (iii) and subject to receipt of the regulatory approvals referred to in Section 8.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any PLMT Entity or any of their material Assets, except, in the case of clauses (ii) and (iii) for any of the foregoing that, individually or in the aggregate, would not reasonably be expected to have a PLMT Material Adverse Effect.

(c)            Except for (a) the filing of applications and notices with, and approval of such applications and notices from, the Federal Reserve, the FDIC, the South Carolina Board of Financial Institutions and the Georgia Department of Banking and Finance, (b) the filing of any other required applications, filings, or notices with any other federal or state banking or other Regulatory Authorities or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings and notices, (c) the filing with the SEC of the Proxy Statement/Prospectus, including the Registration Statement, and declaration of effectiveness of the Registration Statement, (d) the filing of the Articles of Merger with the Secretary of State of the State of South Carolina and with the Secretary of State of the State of Georgia, (e) any filings in connection with compliance with the rules and regulations of the Nasdaq Global Select Market, (f) any filings or notices that are required under consumer finance, mortgage banking and other similar laws, (g) notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and (h) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by PLMT of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the execution and delivery by PLMT of this Agreement.

4.3           Capital Stock.

(a)            The authorized capital stock of PLMT consists of 75,000,000 shares of PLMT Common Stock, of which 12,814,574 shares are issued and outstanding as of the date of this Agreement, and 2,500,000 shares of PLMT preferred stock, of which no shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of PLMT are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of PLMT has been issued in violation of any preemptive rights of the current or past shareholders of PLMT.

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(b)           Except for the 404,701 shares of PLMT Common Stock reserved for issuance pursuant to outstanding PLMT Options, or as disclosed in Section 4.3 of PLMT Disclosure Memorandum, there are no shares of capital stock or other equity securities of PLMT reserved for issuance and no outstanding Rights relating to the capital stock of PLMT. Section 4.3 of PLMT Disclosure Memorandum contains a list that sets forth the holder, number of underlying shares of PLMT Common Stock, the applicable PLMT equity plan, and expiration date with respect to all PLMT Options, and the holder, applicable PLMT equity plan and number of shares with respect to all unvested PLMT Restricted Stock, outstanding on the date of this Agreement.

(c)           Except as specifically set forth in this Section 4.3, there are no shares of PLMT capital stock or other equity securities of PLMT outstanding and there are no outstanding Rights with respect to any PLMT securities.

4.4           PLMT Subsidiaries.

PLMT has no Subsidiaries except as set forth in Section 4.4 of PLMT Disclosure Memorandum, and PLMT owns all of the equity interests in each of its Subsidiaries. No capital stock (or other equity interest) of any such Subsidiary is or may become required to be issued (other than to another PLMT Entity) by reason of any Rights, and there are no Contracts by which any such Subsidiary is bound to issue (other than to another PLMT Entity) additional shares of its capital stock (or other equity interests) or Rights or by which any PLMT Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any such Subsidiary (other than to another PLMT Entity). There are no Contracts relating to the Rights of any PLMT Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any such Subsidiary. All of the shares of capital stock (or other equity interests) of each Subsidiary are fully paid and nonassessable and are owned directly or indirectly by PLMT free and clear of any Lien. Each Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a PLMT Material Adverse Effect.

4.5           Exchange Act Filings; Securities Offerings; Financial Statements.

(a)            PLMT has timely filed all Exchange Act Documents required to be filed by PLMT since January 1, 2014 (the “PLMT Exchange Act Reports”). PLMT Exchange Act Reports (i) at the time filed, (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such PLMT Exchange Act Reports or necessary in order to make the statements in such PLMT Exchange Act Reports not misleading. Each offering or sale of securities by PLMT (i) was either registered under the Securities Act or made pursuant to a valid exemption from registration, (ii) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, except for immaterial late “blue sky” filings, including disclosure and broker/dealer registration requirements, and (iii) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents not misleading. PLMT’s principal executive officer and principal financial officer have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the Exchange Act thereunder with respect to PLMT Exchange Act Reports to the extent such rules or regulations applied at the time of the filing. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes–Oxley Act. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither PLMT nor any of its officers has received notice from any Regulatory Authority questioning or challenging the accuracy, completeness, content, form, or manner of filing or submission of such certifications. No PLMT Subsidiary is required to file any Exchange Act Documents.

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(b)           Each of PLMT Financial Statements (including, in each case, any related notes) that are contained in PLMT Exchange Act Reports, including any PLMT Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the Exchange Act, was, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the Exchange Act), fairly presented in accordance with GAAP the consolidated financial position of PLMT and its Subsidiaries as of the respective dates and the consolidated results of operations and cash flows for the periods indicated, including the fair values of the assets and liabilities shown therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect, and were certified to the extent required by the Sarbanes-Oxley Act.

(c)            PLMT’s independent registered public accountants, which have expressed their opinion with respect to the Financial Statements of PLMT and its Subsidiaries whether or not included in PLMT’s Exchange Act Reports (including the related notes), are and have been throughout the periods covered by such Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (y) “independent” with respect to PLMT within the meaning of Regulation S-X, and (z) with respect to PLMT, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws.

(d)           PLMT maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information relating to PLMT and its Subsidiaries is made known on a timely basis to PLMT’s principal executive officer and PLMT’s principal financial officer.

4.6           Absence of Undisclosed Liabilities.

No PLMT Entity has any Liabilities required under GAAP to be set forth on a consolidated balance sheet or in the notes thereto that are reasonably likely to have, individually or in the aggregate, a PLMT Material Adverse Effect, except Liabilities which are (i) accrued or reserved against in the consolidated balance sheet of PLMT as of December 31, 2014, included in PLMT Financial Statements or reflected in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practices, or (iii) incurred in connection with the transactions contemplated by this Agreement. Neither PLMT nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among PLMT and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, PLMT or any of its Subsidiaries in PLMT’s or such Subsidiary’s financial statements.

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4.7           Absence of Certain Changes or Events.

Except as disclosed in PLMT Financial Statements delivered prior to the date of this Agreement, from December 31, 2014 through the date of this Agreement (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a PLMT Material Adverse Effect, and (ii) since December 31, 2014, PLMT Entities have conducted their respective businesses in the ordinary course of business consistent with past practice.

4.8           Tax Matters.

(a)            All PLMT Entities have timely filed (taking into account any applicable extensions) with the appropriate Taxing Authorities (i) all income Tax Returns and (ii) all other Tax Returns where the failure to file such Tax Returns would be reasonably expected to result in a material Liability, in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all respects. All Taxes of PLMT Entities (whether or not shown on any Tax Return) have been fully and timely paid other than Taxes being contested in good faith for which adequate reserves have been established on the financial statements of PLMT in accordance with GAAP. There are no Liens for any Taxes (other than a Lien for Taxes not yet due and payable or being contested in good faith through appropriate proceedings, for which adequate reserves have been established on the financial statement of Parent in accordance with GAAP) on any of the Assets of any PLMT Entity.

(b)           None of PLMT Entities has received any notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits, or examinations regarding any Taxes of any PLMT Entity, any Tax Returns of any PLMT Entity, or the assets of any PLMT Entity. No officer or employee responsible for Tax matters of any PLMT Entity expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed. No issue has been raised by a Taxing Authority in any prior examination of any PLMT Entity which, by application of the same or similar principles, could be expected to result in a deficiency for any subsequent taxable period. None of PLMT Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(c)           Each PLMT Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law, and all Tax Returns (including without limitation all IRS Forms W-2 and 1099) required with respect thereto have been properly completed and timely filed (taking into account any applicable extensions) with, and supplied to, the appropriate parties.

(d)           The unpaid Taxes of each PLMT Entity (i) did not, as of the most recent fiscal month end, materially exceed the accrual for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) included in the most recent balance sheet (rather than in any notes thereto) for such PLMT Entity and (ii) do not materially exceed that accrual as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of PLMT Entities in filing their Tax Returns.

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(e)            Other than the Tax allocation agreement between PLMT and the Bank (which has been made available by PLMT to Parent), none of PLMT Entities is a party to any Tax allocation or sharing agreement. Except for the affiliated group of which PLMT is the common parent, none of PLMT Entities has been a member of an affiliated group filing a consolidated federal income Tax Return or has any Tax Liability of any Person (other than PLMT and the Bank) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by Contract or otherwise.

(f)             During the five-year period ending on the date hereof, none of PLMT Entities was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by Section 355 of the Code.

(g)            Neither PLMT nor the Bank has taken any action, failed to take any action, or knows of any fact that would be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(h)            Except as disclosed in Section 4.8(h) of PLMT Disclosure Memorandum, none of PLMT Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Code, or which would be subject to withholding under Section 4999 of the Code. None of PLMT Entities has been during the past three years or will be (except potentially to conform with the “Tangible Property Regulations” pursuant to Rev. Proc. 2014-16, §§1.162-3, 1.162-4, 1.263(a)-1, 1.263(a)-2, and 1.263(a)-3 of the Income Tax Regulations and §§1.162-3T, 1.162-4T, 1.263(a)-1T, 1.263(a)-2T, and 1.263(a)-3T of the temporary regulations) required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. Any net operating losses of PLMT Entities are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or, to the best of PLMT’s Knowledge, any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

(i)             Except for transactions entered into in the normal course of PLMT’s banking operations, PLMT has not taken any action not in accordance with past practice that would have the effect of deferring a measure of Tax from a period (or portion thereof) ending on or before the Closing Date to a period (or portion thereof) beginning after the Closing Date. PLMT has no deferred income or other Tax Liability arising out of any transaction, including, without limitation, any (i) intercompany transaction (as defined in Treasury Regulations Section 1.1502-13), (ii) the disposal of any property in a transaction accounted for under the installment method pursuant to Section 453 of the Code, (iii) excess loss account (as defined in Treasury Regulations Section 1.1502-19) with respect to the stock of any subsidiary of PLMT, (iv) use of the long-term contract method of accounting, or (v) receipt of any prepaid amount on or before the Closing Date. Neither PLMT nor the Bank has made an election under Section 108(i) of the Code (or any corresponding provision of state, local or foreign Law). Except for transactions entered into in the normal course of PLMT’s banking operations, PLMT has no deferred income or other Tax Liability arising out of any transaction, including, without limitation, any (i) intercompany transaction (as defined in Treasury Regulations Section 1.1502-13), (ii) the disposal of any property in a transaction accounted for under the installment method pursuant to Section 453 of the Code, (iii) excess loss account (as defined in Treasury Regulations Section 1.1502-19) with respect to the stock of any subsidiary of PLMT, (iv) use of the long-term contract method of accounting, or (v) receipt of any prepaid amount on or before the Closing Date.

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(j)            Each PLMT Entity is in compliance in all material respects with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(k)           No PLMT Entity is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(l)            No property owned by any PLMT Entity is (i) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (ii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, or (iii) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(m)          PLMT has disclosed on its federal income Tax Returns all positions taken therein that are reasonably believed to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(n)           No PLMT Entity has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.

(o)           PLMT has made available to Parent complete copies of (i) all federal and state income or Tax Returns of PLMT Entities relating to the taxable periods since 2010, and (ii) any audit report issued within the last four years relating to any Taxes due from or with respect to PLMT Entities.

(p)           No PLMT Entity nor any other Person on its behalf has (i) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to PLMT Entities, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(q)           No PLMT Entity has, or ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

For purposes of this Section 4.8, any reference to PLMT or any PLMT Entity shall be deemed to include any Person which merged with or was liquidated into or otherwise combined with PLMT or a PLMT Entity.

4.9           Allowance for Loan Losses; Loan and Investment Portfolio, etc.

(a)            PLMT’s allowance for loan losses is, and has been since January 1, 2014, in compliance with PLMT’s methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board in all material respects.

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(b)            As of the date hereof, the loans, discounts and leases (in which any PLMT Entity is lessor) reflected on PLMT Financial Statements were in all material respects, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will in all material respects be as of the dates thereof, (a) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business and are the legal and binding obligations of the obligors thereof (subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles), (b) evidenced by genuine notes, agreements, or other evidences of indebtedness, and (c) to the extent secured, have been secured, to the Knowledge of PLMT, by valid liens and security interests which have been perfected. The information with respect to each loan set forth in the Excel files produced by PLMT from its management information systems regarding its loans and delivered to Parent prior to the date hereof (such Excel files are referred to herein collectively as the “Loan Tape”), and, to PLMT’s Knowledge, any third-party information set forth in the Loan Tape is true, correct and accurate as of the dates specified therein, or, if no such date is indicated therein, as of February 28, 2015. Except as set forth in the Loan Tape, neither PLMT nor Bank is a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, that was, as of February 28, 2015 (i) delinquent by more than 30 days in the payment of principal or interest, (ii) to PLMT’s Knowledge, otherwise in material Default for more than 30 days, (iii) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by PLMT or by any applicable Regulatory Authority, (iv) an obligation of any director, executive officer or 10% shareholder of any PLMT Entity who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or (v) in material violation of any Law.

(c)            All securities held by PLMT or Bank, as reflected in the consolidated balance sheets of PLMT included in the PLMT Financial Statements, are carried in accordance with GAAP, specifically including Accounting Standards Codification Topic 320, Investments — Debt and Equity Securities. Except for pledges to secure public and trust deposits, to Alostar Bank for a correspondent bank line of credit, the Federal Reserve Bank of Richmond for discount window borrowings, and Federal Home Loan Bank advances, none of the securities reflected in the PLMT Financial Statements as of December 31, 2014, and none of the securities since acquired by PLMT or Bank is subject to any restriction, whether contractual or statutory, which impairs the ability of PLMT or Bank to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with laws.

4.10         Assets.

(a)            Except as disclosed in Section 4.10 of PLMT Disclosure Memorandum or as disclosed or reserved against in PLMT Financial Statements delivered prior to the date of this Agreement, PLMT Entities have good title, free and clear of any Liens that would reasonably be expected to impair the use of such Assets as they are currently being used to all of the material Assets that they own. In addition, all material tangible properties used in the businesses of PLMT Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with PLMT’s past practices.

(b)            All Assets which are material to PLMT’s business and held under leases or subleases by any of PLMT Entities, are held under valid Contracts enforceable in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), and each such Contract is in full force and effect.

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(c)           PLMT Entities currently maintain insurance, including bankers’ blanket bonds, with insurers of recognized financial responsibility, in amounts, scope, and coverage that are reasonable and customary for peer organizations. Since December 31, 2014, none of PLMT Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, (ii) premium costs with respect to such policies of insurance will be substantially increased, or (iii) similar coverage will be denied or limited or not extended or renewed with respect to any PLMT Entity, any act or occurrence, or that any Asset, officer, director, employee or agent of any PLMT Entity will not be covered by such insurance or bond. There are presently no claims for amounts exceeding $50,000 individually or in the aggregate pending under such policies of insurance or bonds, and no notices of claims in excess of such amount have been given by any PLMT Entity under such policies. PLMT has made no claims, and no claims are contemplated to be made, under its directors’ and officers’ errors and omissions or bankers’ blanket bond.

(d)           The Assets of PLMT Entities include all Assets required by PLMT Entities to operate the business of PLMT Entities as presently conducted.

(e)           A PLMT Entity has fee simple title to all the real property assets reflected in the latest audited balance sheet included in the PLMT Exchange Act Reports as being owned by a PLMT Entity or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “PLMT Realty”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property taxes not yet delinquent (or being contested in good faith and for which adequate reserves have been established), (iii) easements, rights of way and other similar encumbrances and matters of record that do not materially adversely affect the use of the properties or assets subject thereto or affected thereby as used by a PLMT Entity on the date hereof or otherwise materially impair business operations at such properties, as conducted by a PLMT Entity on the date hereof and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as used on the date hereof.

(f)            The PLMT Realty and the real property with respect to which a PLMT Entity is the lessee (the “PLMT Leased Real Properties”) are in material compliance with all applicable building, fire, zoning (or are legal nonconforming uses allowed under applicable zoning ordinances) and other applicable laws, ordinances and regulations and with all deed restrictions of record, no notice of any material violation or material alleged violation thereof has been received in the past three years that has not been resolved, and there are no proposed changes therein that would materially and adversely affect the PLMT Realty, the PLMT Leased Real Properties or their uses. PLMT is not aware of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the PLMT Realty or the PLMT Leased Real Properties which may materially and adversely affect the PLMT Realty or the PLMT Leased Real Properties or the current use by a PLMT Entity thereof.

4.11         Intellectual Property.

(a)           Each PLMT Entity owns, or is licensed or otherwise possess Rights to use all material Intellectual Property used or held for use by such PLMT Entity as of the date hereof (collectively, the “PLMT Intellectual Property”) in the manner that it is currently used by such PLMT Entity.

(b)           Since December 31, 2013, no PLMT Entity has received written notice from any third-party alleging any interference, infringement, misappropriation or violation of any Intellectual Property rights of any third-party and, to the Knowledge of PLMT, no PLMT Entity has interfered in any material respect with, infringed upon, misappropriated or violated any Intellectual Property rights of any third-party. To the Knowledge of PLMT, since December 31, 2013 no third-party has interfered with, infringed upon, misappropriated, or violated any PLMT Intellectual Property.

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4.12         Environmental Matters.

(a)            The PLMT Entities, and, to PLMT’s Knowledge (except as set forth in written third-party environmental reports included in the relevant Loan Documentation regarding real property securing a loan made in the ordinary course of business to a third-party) the properties in which PLMT or any of its Subsidiaries holds a security interest, are in compliance with Environmental Laws except for any such non-compliance that would not be material to PLMT and its Subsidiaries, taken as a whole.

(b)            There is no Litigation pending, and to PLMT’s Knowledge, there is no environmental enforcement action, investigation, or Litigation threatened before any Governmental Authority or other forum, in which any PLMT Entity has been or, with respect to threatened Litigation, may be, named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any PLMT Entity.

(c)            Except as set forth in written third-party environmental reports included in the relevant Loan Documentation regarding real property securing a loan made in the ordinary course of business to a third-party, during or prior to the period of (i) any PLMT Entity’s ownership or operation of any of their respective current properties, (ii) any PLMT Entity’s participation in the management of any property, or (iii) any PLMT Entity’s holding of a security interest in any property, to PLMT’s Knowledge there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties that would reasonably be expected to be material to PLMT and its Subsidiaries, taken as a whole.

(d)            No PLMT Entity is subject to any agreement, Order, judgment or decree by or with any court, Governmental Authority, Regulatory Authorities, or third-party imposing any material Liability or obligation with respect to the foregoing subsections (a), (b), or (c).

(e)            There has been no written third-party environmental site assessment conducted since January 1, 2012 assessing the presence of Hazardous Materials located on any property owned or leased by any PLMT Entity that is within the possession or control of any PLMT Entity as of the date of this Agreement that has not been provided to Parent prior to the date of this Agreement.

4.13        Compliance with Laws.

(a)            PLMT is a bank holding company duly registered and in good standing as such with the Federal Reserve. Bank is a state chartered bank in good standing with the South Carolina State Board of Financial Institutions.

(b)           Compliance with Permits, Laws and Orders.

 (i)           Each of PLMT Entities has in effect all material Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses, except in each case where the failure to hold such Permit or to make such filing, application, or registration or such Default would not be material to PLMT and its Subsidiaries, taken as a whole.

 (ii)          None of the PLMT Entities is in Default under any Laws or Orders applicable to its business or employees conducting its business, except where such Default would not be material to PLMT and its Subsidiaries, taken as a whole.

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(iii)           Since December 31, 2013, none of the PLMT Entities has received any notification or communication from any Governmental Authority (A) asserting that PLMT or any of its Subsidiaries is in Default under any of the Permits, Laws, or Orders which such Governmental Authority enforces, (B) threatening to revoke any Permits, or (C) requiring or requesting PLMT or any of its Subsidiaries (x) to enter into or Consent to the issuance of a cease and desist Order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its board of directors or similar undertaking.

(iv)           The rating of Bank under the Community Reinvestment Act of 1997 (“CRA”) is no less than “satisfactory.” The Bank has not been informed that its status “satisfactory” for CRA purposes will change within one (1) year. Each of PLMT and the Bank satisfies the regulatory capital ratios required to be “well-capitalized” (in the case of PLMT, as such term is defined in 12 C.F.R. 225.2(r), and, in the case of Bank, as such term is defined in 12 C.F.R. 208.43(b)(1), and the relevant regulation of PLMT’s and Bank’s primary federal bank regulators).

(v)           There (A) is no material unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of PLMT or any of its Subsidiaries, (B) have not been received by PLMT any notices or correspondence since December 31, 2013 with respect to formal or informal investigations by, or disputes with, any Governmental Authority with respect to PLMT’s or any of PLMT’s Subsidiaries’ business, operations, policies, or procedures, and (C) is not any pending or, to PLMT’s Knowledge, threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation, or review of it or any of its Subsidiaries.

(vi)           None of the PLMT Entities nor any of its directors, officers, employees, or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, anything of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (1) using any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (2) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (3) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (4) making any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

(vii)          Each PLMT Entity has complied in all material respects with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act. The Bank has implemented an anti-money laundering program that contains customer identification verification procedures that has not been deemed ineffective by any governmental agency and that meets the requirements of Sections 352 and 326 of the USA Patriot Act.

(viii)         Each PLMT Entity’s collection and use of individually identifiable personal information relating to an identifiable or identified natural person (“IIPI”) complies in all material respects with the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable privacy Law.

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4.14          Labor Relations.

(a)            No PLMT Entity is the subject of any Litigation asserting that it or any other PLMT Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other PLMT Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any PLMT Entity a party to any collective bargaining agreement or subject to any bargaining order, injunction, or other Order relating to PLMT’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout, or other job action or labor dispute involving any PLMT Entity pending or, to the Knowledge of PLMT, threatened and there have been no such actions or disputes in the past three years. To PLMT’s Knowledge, in the past three years there has not been any attempt by any PLMT Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any PLMT Entity. Except as disclosed in Section 4.14 of PLMT Disclosure Memorandum, employment of each employee of each PLMT Entity is terminable at will by the relevant PLMT Entity.

(b)            All of the employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.

(c)            Since December 31, 2011, no PLMT Entity has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any PLMT Entity; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any PLMT Entity; and no PLMT Entity has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law.

4.15          Employee Benefit Plans.

(a)            PLMT has disclosed in Section 4.15 of PLMT Disclosure Memorandum, and has delivered or made available to Parent prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed or required to be contributed to by any PLMT Entity or ERISA Affiliate thereof for the benefit of current or former employees, officers, retirees, directors, independent contractors, leased employees or other service providers, or their spouses, dependents or beneficiaries or under which any of them are eligible to participate and (ii) a list of each Employee Benefit Plan that is not identified in (i) above (e.g., former Employee Benefit Plans) but for which any PLMT Entity or ERISA Affiliate has or reasonably could have any obligation or Liability (contingent or otherwise) (each, a “PLMT Benefit Plan,” and collectively, the “PLMT Benefit Plans”). Any of PLMT Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “PLMT ERISA Plan.” Each PLMT ERISA Plan which is also a “defined benefit plan” (as defined in Code Section 414(j)) is referred to herein as a “PLMT Pension Plan,” and is identified as such in Section 4.15 of PLMT Disclosure Memorandum.

(b)            PLMT has delivered or made available to Parent prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all PLMT Benefit Plans, (ii) all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the United States Internal Revenue Service (“IRS”), the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation (“PBGC”) during this calendar year or the preceding calendar year (2014), (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2013-12 as modified by 2015-27 (or its predecessor or successor rulings) for the current plan year and the preceding plan year, (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports, and valuations prepared for any PLMT Benefit Plan for the current plan year, (v) the most recent summary plan descriptions and any material modifications thereto and (vi) all material correspondence from or to the IRS, DOL or PBGC regarding any PLMT Benefit Plan received or sent during this calendar year or the preceding calendar year (2014).

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(c)            Each PLMT Benefit Plan is, and has been administered, in material compliance with the terms of such PLMT Benefit Plan, in material compliance with the applicable requirements of the Code, in material compliance with the applicable requirements of ERISA, and in material compliance with any other applicable Laws. Since December 31, 2011, PLMT has not received any written communication from any Governmental Authority challenging the compliance of any PLMT Benefit Plan with applicable Laws. No PLMT Benefit Plan is currently being or, to PLMT’s knowledge, threatened to be, audited by any Governmental Authority for compliance with applicable Laws.

(d)            To PLMT’s Knowledge, there has been no material written or oral representation or communication with respect to any aspect of the PLMT Benefit Plans made to employees of any PLMT Entity which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. Neither PLMT, any PLMT Entity nor any administrator or fiduciary of any PLMT Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject PLMT any PLMT Entity or Parent to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. There are no unresolved claims or disputes under the terms of, or in connection with, PLMT Benefit Plans other than claims for benefits which are payable in the ordinary course of business consistent with the terms of the applicable plan, and no action, proceeding, prosecution, inquiry, hearing or, to PLMT’s Knowledge, investigation has been commenced or threatened with respect to any PLMT Benefit Plan.

(e)            All PLMT Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to PLMT Benefit Plans are correct and complete in all material respects, have been timely filed with the IRS, the DOL or PBGC, and distributed to participants of PLMT Benefit Plans (as required by Law), and there have been no changes in the information set forth therein.

(f)             To PLMT’s Knowledge, no “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Code Section 4975(e)(2)) of any PLMT Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Code Section 4975(c) or ERISA Section 406).

(g)            No Liability under Title IV of ERISA has been or is expected to be incurred by any PLMT Entity or its ERISA Affiliates and no event has occurred that could reasonably result in Liability under Title IV of ERISA being incurred by any PLMT Entity or its ERISA Affiliates with respect to any ongoing, frozen, terminated, or other single-employer plan of any PLMT Entity or the single-employer plan of any ERISA Affiliate. Except as may arise in connection with the transactions contemplated by this Agreement, there has been no “reportable event,” within the meaning of ERISA Section 4043, for which the 30-day reporting requirement has not been waived by any ongoing, frozen, terminated or other single employer plan of PLMT or of an ERISA Affiliate.

(h)            Except as disclosed in Section 4.15 of PLMT Disclosure Memorandum, no PLMT Entity has any Liability for retiree health or life benefits under any of PLMT Benefit Plans, or other plan or arrangement, and there are no restrictions on the Rights of such PLMT Entity to amend or terminate any such retiree health or benefit plan without incurring any Liability thereunder, except to the extent required under Part 6 of Title I of ERISA or Code Section 4980B. No Tax under Code Sections 4980B or 5000 has been incurred with respect to any PLMT Benefit Plan, or other plan or arrangement, and no circumstance exists which could give rise to such Taxes.

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(i)             Except as disclosed in Section 4.15 of PLMT Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in connection with any other event) will (i) result in or increase any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any PLMT Entity from any PLMT Entity under any PLMT Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any PLMT Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such payment or benefit, or any benefit under any life insurance owned by any PLMT Entity or the Rights of any PLMT Entity in, to or under any insurance on the life of any current or former officer, director, or employee of any PLMT Entity, or change any Rights or obligations of any PLMT Entity with respect to such insurance or (iv) result in an “excess parachute payment” within the meaning of Section 280G of the Code.

(j)             Section 4.15 of PLMT Disclosure Memorandum sets forth preliminary calculations, based on assumptions set forth therein, of the following: (A) the amount of all payments and benefits to which each individual set forth on such PLMT Disclosure Memorandum is entitled to receive, pursuant to all employment, salary continuation, bonus, change in control, and all other agreements, plans and arrangements, in connection with a termination of employment before or following, or otherwise in connection with or contingent upon, the transactions contemplated under this Agreement (for the avoidance of doubt, excluding payments or benefits in respect of vested equity awards) (each such total amount in respect of each such individual, the “Change in Control Benefit”), other than the payment any such individual shall otherwise be entitled to receive as a gross-up payment in respect of any excise tax imposed on the individual pursuant to Section 4999 of the Code as calculated pursuant to the applicable agreement (any each such payment, a “Gross-Up Payment”); (B) the amount of any Gross-Up Payment payable to each such individual; and (C) the aggregate amount of all Change in Control Benefits and Gross-Up Payments.

(k)            Except as disclosed in Section 4.15 of PLMT Disclosure Memorandum, no PLMT Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any PLMT Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans, whether or not subject to the provisions of Code Section 412 or ERISA Section 302, have been fully reflected on PLMT Financial Statements to the extent required by and in accordance with GAAP.

(l)              Each PLMT Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans or is not required to comply therewith due to its grandfathered status under Section 409A of the Code.

(m)           All individuals who render services to any PLMT Entity and who are authorized to participate in a PLMT Benefit Plan pursuant to the terms of such PLMT Benefit Plan are in fact eligible to and authorized to participate in such PLMT Benefit Plan. To PLMT’s Knowledge, all PLMT Entities have, for purposes of the PLMT Benefit Plans and all other purposes, correctly classified all individuals performing services for such PLMT Entity as common law employees, independent contractors or agents, as applicable.

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(n)            Except as disclosed in Section 4.15 of PLMT Disclosure Memorandum, neither any PLMT Entity nor any of its ERISA Affiliates has had an “obligation to contribute” (as defined in ERISA Section 4212) to, or other obligations or Liability in connection with, a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) or 3(37)(A)) or any employee pension benefit plan within the meaning of ERISA Section 3(2) that is subject to Section 412 of the Code or Section 302 of ERISA or a multiple employer plan within the meaning of Section 413(c) of the Code or ERISA Sections 4063, 4064 or 4066.

(o)            There are no payments or changes in terms due to any insured person as a result of this Agreement, the Merger or the transactions contemplated herein, under any bank-owned, corporate-owned split dollar life insurance, other life insurance, or similar arrangement or Contract of any PLMT Entity.

(p)            To PLMT’s Knowledge, each PLMT ERISA Plan that is intended to qualify under Section 401(a) of the Code so qualifies, and its related trust is tax exempt under Section 501(a) of the Code, and no event has occurred and no condition exists that could cause the loss of such qualified or tax exempt status.

(q)            Except as disclosed in Section 4.15 of the PLMT Disclosure Memorandum, with respect to each PLMT Pension Plan, (i) all contributions required to be made under Sections 412 and 430 of the Code with respect to such PLMT Pension Plan have been made timely, (ii) there has been no application for any waiver of the minimum funding standards imposed by Section 412 of the Code, and such minimum funding standards have been met to date, and (iii) there is not any “amount of unfunded benefit liabilities” as defined in Section 4001(a)(18) of ERISA under such PLMT Pension Plan.

4.16        Contracts.

(a)            Except as disclosed in Section 4.16 of PLMT Disclosure Memorandum or otherwise reflected in PLMT Exchange Act Reports, as of the date of this Agreement none of PLMT Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $100,000, (ii) any Contract relating to the borrowing of money by any PLMT Entity, or the guarantee by any PLMT Entity of any such obligation, having a term of more than ninety days where the amount is in excess of $500,000 (other than Contracts evidencing the creation of deposit liabilities, endorsements or guarantees in connection with presentation of items for collection (e.g., personal or business checks), purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, advances of depository institution Subsidiaries incurred in the ordinary course of PLMT’s business, and trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of PLMT’s business), (iii) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers or “shrink-wrap” software licenses) providing for payments in any calendar year in excess of $100,000, (iv) any Contract relating to the provision of data processing, network communication, or other similar technical services to or by any PLMT Entity providing for payments in any calendar year in excess of $100,000, (v) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract or any Contract that is a combination thereof not included on its balance sheet, and (vi) any other Contract that would be required to be filed as an exhibit to a Form 10-K filed by PLMT as of the date of this Agreement pursuant to the reporting requirements of the Exchange Act (the “PLMT Contracts”).

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(b)            With respect to each PLMT Contract, except as would not, individually or in the aggregate, be material to PLMT and its Subsidiaries, taken as a whole: (i) the Contract is in full force and effect; (ii) no PLMT Entity is in Default thereunder; and (iii) no other party to any such Contract is, to PLMT’s Knowledge, in Default in any respect or has repudiated or waived any material provision thereunder. Correct and complete copies of all PLMT Contracts have been furnished or made available to Parent.

4.17         Legal Proceedings.

As of the date of this Agreement, there is no material Litigation instituted or pending, or, to the Knowledge of PLMT, threatened against any PLMT Entity, or any director, officer, employee, or agent of any PLMT Entity in their capacities as such or with respect to any service to or on behalf of any PLMT Benefit Plan or any other Person at the request of a PLMT Entity or PLMT Benefit Plan of any PLMT Entity, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against any PLMT Entity or PLMT Benefit Plan.

4.18         Reports.

Since January 1, 2013, each PLMT Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, such reports and documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing provisions of this Section 4.18, PLMT Entities may have made immaterial late filings.

4.19         Internal Control.

PLMT’s internal control over financial reporting is effective to provide reasonable assurance regarding the reliability of PLMT’s financial reporting and the preparation of PLMT financial statements for external purposes in accordance with GAAP. PLMT’s internal control over financial reporting is effective to provide reasonable assurance (i) regarding the maintenance of records, that in reasonable detail, accurately and fairly reflect the transactions and disposition of the PLMT’s consolidated Assets; (ii) that transactions are recorded as necessary to permit the preparation of PLMT’s financial statements in accordance with GAAP and that receipts and expenditures are being made only in accordance with the authorizations of PLMT’s management and directors; and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of PLMT’s consolidated Assets that could have a material impact on PLMT’s financial statements.

4.20         Loans to Executive Officers and Directors.

PLMT has not, since December 31, 2013, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of PLMT, except as permitted by Section 13(k) of the Exchange Act and Federal Reserve Regulation O.

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4.21         Approvals.

No PLMT Entity or, to PLMT’s Knowledge, any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any regulatory approvals from any Governmental Authority required for the consummation of the transactions contemplated by this Agreement. As of the date of this Agreement, PLMT knows of no facts or circumstances that are reasonably likely to cause any regulatory approvals from any Governmental Authority required for the consummation of the transactions contemplated by this Agreement not to be obtained on a timely basis.

4.22         Takeover Laws and Provisions.

PLMT has taken all necessary action, if any, to render inapplicable to this Agreement, the Merger and the other transactions contemplated in this Agreement the provisions of any potentially applicable anti-takeover, control share, fair price, moratorium, interested shareholder or similar Law or, if applicable, any shareholder rights (“poison pill”) agreement or similar agreement (collectively, the “Takeover Provisions”) applicable with respect to PLMT. No “fair price” Law or PLMT Certificate of Incorporation or similar PLMT Bylaws provision is applicable to this Agreement and the transactions contemplated hereby.

4.23         Brokers and Finders; Opinion of Financial Advisor.

Except for the PLMT Financial Advisor, neither PLMT nor its Subsidiaries has employed any broker, finder, or investment banker or incurred any Liability for any financial advisory fees, investment bankers fees, brokerage fees or finder’s fees in connection with this Agreement or the transactions contemplated hereby. PLMT has received the written opinion of the PLMT Financial Advisor, dated the date of this Agreement, to the effect that the consideration to be received in the Merger by the holders of PLMT Common Stock is fair, from a financial point of view, to such holders, a signed copy of which has been or will be delivered to Parent.

4.24         PLMT Information.

(a)           None of the information supplied or to be supplied by any PLMT Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Parent with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any PLMT Entity or any Affiliate thereof for inclusion in any Proxy Statement/Prospectus to be delivered to PLMT’s shareholders in connection with PLMT’s Shareholders’ Meetings, and any other documents to be filed by any PLMT Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed to the shareholders of PLMT be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of PLMT’s Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for PLMT’s Shareholders’ Meeting.

(b)          All documents that any PLMT Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

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4.25         Delivery of PLMT Disclosure Memorandum.

PLMT has delivered to Parent a complete PLMT Disclosure Memorandum attached hereto.

4.26         No Additional Representations.

(a)           Except for the representations and warranties made by PLMT in this Article 4, neither PLMT nor any other Person makes any express or implied representation or warranty with respect to PLMT or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and PLMT hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by PLMT in this Article 4, neither PLMT nor any other Person makes or has made any representation or warranty to Parent or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to PLMT, any of its Subsidiaries or their respective businesses or (ii) any oral or written information presented to Parent or any of its Affiliates or Representatives in the course of their due diligence investigation of PLMT, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)          Notwithstanding anything contained in this Agreement to the contrary, PLMT acknowledges and agrees that neither Parent nor any other Person has made or is making any representations or warranties relating to Parent whatsoever, express or implied, beyond those expressly given by Parent in Article 5 hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to PLMT or any of its Representatives. Without limiting the generality of the foregoing, PLMT acknowledges that, except for the representations and warranties made by Parent in Article 5, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to PLMT or any of its Representatives.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to PLMT as follows, except as (i) set forth on Parent Disclosure Memorandum or (ii) disclosed in the Parent Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 27, 2015, or in any report, schedule, form or other document filed with the SEC (or furnished to the SEC and publicly available via EDGAR) by Parent after February 27, 2015, and prior to the date hereof (it being understood that any matter disclosed in such report, schedule, form or other document shall be deemed to qualify any representation or warranty in this Article 5 only to the extent that the description of such matter would be reasonably inferred to be a qualification with respect to such representation or warranty):

5.1           Organization, Standing, and Power.

Parent is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia and is a bank holding company within the meaning of the BHCA. Parent Banksub is a banking corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia. Each of Parent and Parent Banksub has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Each of Parent and Parent Banksub is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. True and correct copies of the articles of incorporation and bylaws of Parent and Parent Banksub have been made available to PLMT for review. Parent Banksub is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits held by Parent Banksub are insured, up to the applicable limits, by the FDIC’s Deposit Insurance Fund.

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5.2           Authority of Parent; No Breach By Agreement.

(a)           Parent has the corporate power and authority necessary (i) to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Parent. The board of directors of Parent, at a meeting duly called and held, has by unanimous vote of the directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated hereby and thereby, taken together, are fair to and in the best interests of Parent and its shareholders, and (ii) approved and adopted this Agreement. No approval by shareholders of Parent or other corporate action is required for the approval and adoption of this Agreement, and the consummation of the Merger or the other transactions contemplated hereby, by Parent. Subject to any necessary approvals referred to in Section 8.1(b), this Agreement represents a legal, valid, and binding obligation of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)          Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent and Parent Banksub of the transactions contemplated hereby, nor compliance by Parent and Parent Banksub with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Parent’s articles of incorporation or bylaws or the articles of incorporation or bylaws of Parent Banksub or any resolution adopted by the board of directors or the shareholders of any Parent Entity, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Parent Entity under, any Contract or Permit of any Parent Entity, or (iii) subject to receipt of the requisite regulatory approvals referred to in Section 8.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Parent Entity or any of their material Assets, except, in the case of clauses (ii) and (iii), for any of the foregoing that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(c)           Except for (a) the filing of applications and notices with, and approval of such applications and notices from, the Federal Reserve, the FDIC, the South Carolina Board of Financial Institutions and the Georgia Department of Banking and Finance, (b) the filing of any other required applications, filings, or notices with any other federal or state banking or other Regulatory Authorities or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings and notices, (c) the filing with the SEC of the Proxy Statement/Prospectus, including the Registration Statement, and declaration of effectiveness of the Registration Statement, (d) the filing of the Articles of Merger with the Secretary of State of the State of South Carolina and with the Secretary of State of the State of Georgia, (e) any filings in connection with compliance with the rules and regulations of the Nasdaq Global Select Market, (f) any filings or notices that are required under consumer finance, mortgage banking and other similar laws, (g) notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and (h) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by Parent of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the execution and delivery by Parent of this Agreement.

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5.3           Capital Stock.

(a)          The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock, of which 50,228,075 shares are issued and outstanding as of the date of this Agreement, 30,000,000 shares of Parent non-voting common stock, of which 10,080,787 shares are issued and outstanding as of the date of this Agreement, 10,000,000 shares of Parent preferred stock, none of which are issued and outstanding as of the date of this Agreement. Parent will issue 9,992 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series H in connection with its merger with MoneyTree Corporation. All of the issued and outstanding shares of capital stock of Parent are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of Parent has been issued in violation of any preemptive rights of the current or past shareholders of Parent.

(b)          Except as specifically set forth in this Section 5.3, as of the date of this Agreement there are no shares of Parent capital stock or other equity securities of Parent outstanding. Except for options to acquire 301,344 shares of Parent Common Stock, warrants to acquire 219,909 shares of Parent Common Stock, 400,369 shares of Parent Common Stock issuable under Parent’s deferred compensation plan, 773,304 shares of Parent Common Stock issuable upon the vesting of restricted stock and restricted stock units, and 10,080,787 shares of Parent Common Stock reserved for issuance upon the conversion of Parent non-voting common stock, as of the date of this Agreement, there are no outstanding Rights with respect to any Parent securities.

5.4           Parent Subsidiaries.

Parent has no Subsidiaries except as set forth in Section 5.4 of Parent Disclosure Memorandum and Parent owns all of the equity interests in each of its Subsidiaries. No capital stock (or other equity interest) of any such Subsidiary is or may become required to be issued (other than to another Parent Entity) by reason of any Rights, and there are no Contracts by which any such Subsidiary is bound to issue (other than to another Parent Entity) additional shares of its capital stock (or other equity interests) or Rights or by which any Parent Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any such Subsidiary (other than to another Parent Entity). There are no Contracts relating to the Rights of any Parent Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any such Subsidiary. All of the shares of capital stock (or other equity interests) of each Subsidiary are fully paid and nonassessable and are owned directly or indirectly by Parent free and clear of any Lien. Each Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

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5.5           Exchange Act Filings; Securities Offerings; Financial Statements.

(a)            Parent has timely filed all Exchange Act Documents required to be filed by Parent since January 1, 2014 (the “Parent Exchange Act Reports”). Parent Exchange Act Reports (i) at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent Exchange Act Reports or necessary in order to make the statements in such Parent Exchange Act Reports not misleading. Each offering or sale of securities by Parent (i) was either registered under the Securities Act or made pursuant to a valid exemption from registration, (ii) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, except for immaterial late “blue sky” filings, including disclosure and broker/dealer registration requirements, and (iii) if, made pursuant to offering documents, such documents did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents not misleading. Parent’s principal executive officer and principal financial officer have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the Exchange Act thereunder with respect to Parent Exchange Act Reports to the extent such rules or regulations applied at the time of the filing. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes–Oxley Act. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Parent nor any of its officers has received notice from any Regulatory Authority questioning or challenging the accuracy, completeness, content, form, or manner of filing or submission of such certifications. No Parent Subsidiary is required to file any Exchange Act Documents.

(b)            Each of Parent Financial Statements (including, in each case, any related notes) that are contained in Parent Exchange Act Reports, including any PLMT Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the Exchange Act, was, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the Exchange Act), fairly presented in accordance with GAAP the consolidated financial position of Parent and its Subsidiaries as of the respective dates and the consolidated results of operations and cash flows for the periods indicated, including the fair values of the assets and liabilities shown therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect, and were certified to the extent required by the Sarbanes-Oxley Act.

(c)            Parent’s independent registered public accountants, which have expressed their opinion with respect to the Financial Statements of Parent and its Subsidiaries whether or not included in Parent’s Exchange Act Reports (including the related notes), are and have been throughout the periods covered by such Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (y) “independent” with respect to Parent within the meaning of Regulation S-X, and (z) with respect to Parent, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws.

(d)            Parent maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information relating to Parent and its Subsidiaries is made known on a timely basis to Parent’s principal executive officer and Parent’s principal financial officer.

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5.6           Absence of Undisclosed Liabilities.

No Parent Entity has any Liabilities required under GAAP to be set forth on a consolidated balance sheet or in the notes thereto that are reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, except Liabilities which are (i) accrued or reserved against in the consolidated balance sheet of Parent as of December 31, 2014, included in Parent Financial Statements or reflected in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practices, or (iii) incurred in connection with the transactions contemplated by this Agreement. Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parents’ or such Subsidiary’s financial statements.

5.7           Absence of Certain Changes or Events.

Except as disclosed in Parent Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.7 of Parent Disclosure Memorandum, from December 31, 2014, through the date of this Agreement (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect and (ii) since December 31, 2014, Parent Entities have conducted their respective businesses in the ordinary course of business consistent with past practice.

5.8           Tax Matters.

(a)           All Parent Entities have timely filed (taking into account any applicable extensions) with the appropriate Taxing Authorities (i) all income Tax Returns and (ii) all other Tax Returns where the failure to file such Tax Returns would be reasonably expected to result in a material Liability, in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all respects. All Taxes of Parent Entities (whether or not shown on any Tax Return) have been fully and timely paid other than Taxes being contested in good faith for which adequate reserves have been established on the financial statement of Parent in accordance with GAAP. There are no Liens for any Taxes (other than a Lien for Taxes not yet due and payable) or being contested in good faith through appropriate proceedings, for which adequate reserves have been established on the financial statement of Parent in accordance with GAAP) on any of the Assets of any Parent Entity.

(b)          None of Parent Entities has received any notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits, or examinations regarding any Taxes of any Parent Entity, any Tax Return of any Parent Entity or the assets of any Parent Entity. No officer or employee responsible for Tax matters of any Parent Entity expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed. No issue has been raised by a Taxing Authority in any prior examination of any Parent entity which, by application of the same or similar principles, could be expected to result in a deficiency for any subsequent taxable period. None of Parent Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

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(c)           Each Parent Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law, and all Tax Returns (including without limitation all IRS Forms W-2 and 1099) required with respect thereto have been properly completed and timely filed (taking into account any applicable extensions) with, and supplied to, the appropriate parties.

(d)           The unpaid Taxes of each Parent Entity (i) did not, as of the most recent fiscal month end, materially exceed the accrual for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) included in the most recent balance sheet (rather than in any notes thereto) for such Parent Entity and (ii) do not materially exceed that accrual as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of Parent Entities in filing their Tax Returns.

(e)           Except by and among the affiliated group of which Parent is the common parent, none of Parent Entities is a party to any Tax allocation or sharing agreement. Except for the affiliated group of which Parent is the common parent, and none of Parent Entities has been a member of an affiliated group filing a consolidated federal income Tax Return or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by Contract or otherwise.

(f)            During the five-year period ending on the date hereof, none of Parent Entities was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by Section 355 of the Code.

(g)           Parent has not taken any action, failed to take any action, or knows of any fact that would be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(h)           None of Parent Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Code, or which would be subject to withholding under Section 4999 of the Code. None of Parent Entities has been during the past three years or will be (except potentially to conform with the “Tangible Property Regulations” pursuant to Rev. Proc. 2014-16, §§1.162-3, 1.162-4, 1.263(a)-1, 1.263(a)-2, and 1.263(a)-3 of the Income Tax Regulations and §§1.162-3T, 1.162-4T, 1.263(a)-1T, 1.263(a)-2T, and 1.263(a)-3T of the temporary regulations), required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. Any net operating losses of Parent Entities are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code, to the best of Parent’s Knowledge, or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

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(i)            Except for transactions entered into in the normal course of Parent’s banking operations, Parent has not taken any action not in accordance with past practice that would have the effect of deferring a measure of Tax from a period (or portion thereof) ending on or before the Closing Date to a period (or portion thereof) beginning after the Closing Date. Parent has no deferred income or other Tax Liability arising out of any transaction, including, without limitation, any (i) intercompany transaction (as defined in Treasury Regulations Section 1.1502-13), (ii) the disposal of any property in a transaction accounted for under the installment method pursuant to Section 453 of the Code, (iii) excess loss account (as defined in Treasury Regulations Section 1.1502-19) with respect to the stock of any subsidiary of Parent, (iv) use of the long-term contract method of accounting, or (v) receipt of any prepaid amount on or before the Closing Date. Parent has not made an election under Section 108(i) of the Code (or any corresponding provision of state, local or foreign Law). (i)Except for transactions entered into in the normal course of Parent’s banking operations, Parent has no deferred income or other Tax Liability arising out of any transaction, including, without limitation, any (i) intercompany transaction (as defined in Treasury Regulations Section 1.1502-13), (ii) the disposal of any property in a transaction accounted for under the installment method pursuant to Section 453 of the Code, (iii) excess loss account (as defined in Treasury Regulations Section 1.1502-19) with respect to the stock of any subsidiary of Parent, (iv) use of the long-term contract method of accounting, or (v) receipt of any prepaid amount on or before the Closing Date.

(j)            Each Parent Entity is in compliance in all material respects with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(k)           No Parent Entity is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(l)            No property owned by any Parent Entity is (i) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (ii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, or (iii) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(m)          Parent has disclosed on its federal income Tax Returns all positions taken therein that are reasonably believed to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(n)          No Parent Entity has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.

(o)           Parent has made available to PLMT complete copies of (i) all federal and state income or Tax Returns of Parent Entities relating to the taxable periods since 2010, and (ii) any audit report issued within the last four years relating to any Taxes due from or with respect to Parent Entities.

(p)           No Parent Entity nor any other Person on its behalf has (i) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to Parent Entities, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(q)           No Parent Entity has, or ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

(r)            For purposes of this Section 5.8, any reference to Parent or any Parent Entity shall be deemed to include any Person which merged with or was liquidated into or otherwise combined with Parent or a Parent Entity.

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5.9           Assets.

(a)           Except as disclosed as disclosed or reserved against in Parent Financial Statements delivered prior to the date of this Agreement, Parent Entities have good title, free and clear of any Liens that would reasonably be expected to impair the use of such Assets as they are currently being used to all of the material Assets that they own. In addition, all material tangible properties used in the businesses of Parent Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Parent’s past practices.

(b)           All Assets which are material to Parent’s business and held under leases or subleases by any of Parent Entities, are held under valid Contracts enforceable in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), and each such Contract is in full force and effect.

(c)           Parent Entities currently maintain insurance, including bankers’ blanket bonds, with insurers of recognized financial responsibility, in amounts, scope, and coverage that are reasonable and customary for peer organizations. Since December 31, 2014, none of Parent Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, (ii) premium costs with respect to such policies of insurance will be substantially increased, or (iii) similar coverage will be denied or limited or not extended or renewed with respect to any Parent Entity, any act or occurrence, or that any Asset, officer, director, employee or agent of any Parent Entity will not be covered by such insurance or bond. There are presently no claims for amounts exceeding $400,000 individually or in the aggregate pending under such policies of insurance or bonds, and no notices of claims in excess of such amount have been given by any Parent Entity under such policies. Parent has made no claims, and no claims are contemplated to be made, under its directors’ and officers’ errors and omissions or bankers’ blanket bond.

(d)           The Assets of Parent Entities include all Assets required by Parent Entities to operate the business of Parent Entities as presently conducted.

(e)           A Parent Entity has fee simple title to all the real property assets reflected in the latest audited balance sheet included in the Parent Exchange Act Reports as being owned by a Parent Entity or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Parent Realty”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property taxes not yet delinquent (or being contested in good faith and for which adequate reserves have been established), (iii) easements, rights of way and other similar encumbrances and matters of record that do not materially adversely affect the use of the properties or assets subject thereto or affected thereby as used by a Parent Entity on the date hereof or otherwise materially impair business operations at such properties, as conducted by a Parent Entity on the date hereof and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as used on the date hereof.

(f)            The Parent Realty and the real property with respect to which a Parent Entity is the lessee (the “Parent Leased Real Properties”) are in material compliance with all applicable building, fire, zoning (or are legal nonconforming uses allowed under applicable zoning ordinances) and other applicable laws, ordinances and regulations and with all deed restrictions of record, no notice of any material violation or material alleged violation thereof has been received in the past three years that has not been resolved, and there are no proposed changes therein that would materially and adversely affect the Parent Realty, the Parent Leased Real Properties or their uses. Parent is not aware of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the Parent Realty or the Parent Leased Real Properties which may materially and adversely affect the Parent Realty or the Parent Leased Real Properties or the current use by a Parent Entity thereof.

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5.10        Compliance with Laws.

Parent is a bank holding company duly registered and in good standing as such with the Federal Reserve. Parent Banksub is a Georgia bank in good standing with the Georgia Department of Banking and Finance.

(a)           Compliance with Permits, Laws and Orders.

(i)            Each of Parent Entities has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses, except in each case where the failure to hold such Permit or to make such filing, application, or registration or such Default would not be material to Parent and its Subsidiaries, taken as a whole.

(ii)           None of Parent Entities is in Default under any Laws or Orders applicable to its business or employees conducting its business, except where such Default would not be material to Parent and its Subsidiaries, taken as a whole.

(iii)          Since December 31, 2013, none of Parent Entities has received any notification or communication from any Governmental Authority (A) asserting that Parent or any of its Subsidiaries is in Default under any of the Permits, Laws, or Orders which such Governmental Authority enforces, (B) threatening to revoke any Permits, or (C) requiring or requesting Parent or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist Order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its board of directors or similar undertaking.

(iv)          The rating of Parent Banksub under the CRA is no less than “satisfactory.” Parent Banksub has not been informed that its status “satisfactory” for CRA purposes will change within one (1) year. Each of Parent and Parent Banksub satisfies the regulatory capital ratios required to be “well-capitalized” (in the case of Parent, as such term is defined in 12 C.F.R. 225.2(r), and, in the case of Parent Banksub, as such term is defined in 12 C.F.R. 208.43(b)(1), and the relevant regulation of Parent’s and Bank’s primary federal bank regulators).

(v)           There (A) is no material unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries, (B) have not been received by Parent any notices or correspondence since December 31, 2013, with respect to formal or informal investigations by, or disagreements or disputes with, any Governmental Authority with respect to Parent’s or any of Parent’s Subsidiaries’ business, operations, policies, or procedures, and (C) is not any pending or, to Parent’s Knowledge, threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation, or review of it or any of its Subsidiaries.

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 (vi)          None of Parent Entities nor any of its directors, officers, employees, or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, anything of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (1) using any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (2) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (3) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (4) making any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

 (vii)         Each Parent Entity has complied in all material respects with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act. Parent Banksub has implemented an anti-money laundering program that contains customer identification verification procedures that has not been deemed ineffective by any governmental agency and that meets the requirements of Sections 352 and 326 of the USA Patriot Act.

 (viii)        Each Parent Entity’s collection and use of IIPI complies in all material respects with the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable privacy Law.

5.11         Employee Benefit Plans.

(a)            Parent has disclosed in Section 5.11 of Parent Disclosure Memorandum, (i) each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed or required to be contributed to by any Parent Entity or ERISA Affiliate thereof for the benefit of current or former employees, officers, retirees, directors, independent contractors, leased employees or other service providers or their spouses, dependents or beneficiaries or under which any of them are eligible to participate and (ii) a list of each Employee Benefit Plan that is not identified in (i) above (e.g., former Employee Benefit Plans) but for which any Parent Entity or ERISA Affiliate has or reasonably could have any obligation or Liability (contingent or otherwise) (each, a “Parent Benefit Plan,” and collectively, the “Parent Benefit Plans”). Any of Parent Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “Parent ERISA Plan.” No Parent ERISA Plan is a “defined benefit plan” (as defined in Code Section 414(j)).

(b)            Each Parent Benefit Plan is, and has been administered, in material compliance with the terms of such Parent Benefit Plan, in material compliance with the applicable requirements of the Code, in material compliance with the applicable requirements of ERISA, and in material compliance with any other applicable Laws. Since December 31, 2011, Parent has not received any written communication from any Governmental Authority challenging the compliance of any Parent Benefit Plan with applicable Laws. No Parent Benefit Plan is currently being or, to Parents’ knowledge, threatened to be, audited by any Governmental Authority for compliance with applicable Laws.

(c)            To Parent’s Knowledge, there has been no material written or oral representation or communication with respect to any aspect of the Parent Benefit Plans made to employees of any Parent Entity which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. Neither Parent nor any Parent entity nor any administrator or fiduciary of any Parent Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject Parent, PLMT, or any PLMT Entity to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. There are no unresolved claims or disputes under the terms of, or in connection with, Parent Benefit Plans other than claims for benefits which are payable in the ordinary course of business consistent with the terms of the applicable plan, and no action, proceeding, prosecution, inquiry, hearing or, to PLMT’s knowledge, investigation has been commenced or threatened with respect to any Parent Benefit Plan.

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(d)            All Parent Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to Parent Benefit Plans are correct and complete in all material respects, have been timely filed with the IRS, the DOL or PBGC, and distributed to participants of Parent Benefit Plans (as required by Law), and there have been no changes in the information set forth therein.

(e)            To Parent’s Knowledge, no “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Code Section 4975(e)(2)) of any Parent Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Code Section 4975(c) or ERISA Section 406).

(f)             No Liability under Title IV of ERISA has been or is expected to be incurred by any Parent Entity or its ERISA Affiliates and no event has occurred that could reasonably result in Liability under Title IV of ERISA being incurred by any Parent Entity or its ERISA Affiliates with respect to any ongoing, frozen, terminated, or other single-employer plan of any Parent Entity or the single-employer plan of any ERISA Affiliate. Except as may arise in connection with the transactions contemplated by this Agreement, there has been no “reportable event,” within the meaning of ERISA Section 4043, for which the 30-day reporting requirement has not been waived by any ongoing, frozen, terminated or other single employer plan of Parent or of an ERISA Affiliate.

(g)            Except as disclosed in Section 5.11 of Parent Disclosure Memorandum, no Parent Entity has any Liability for retiree health or life benefits under any of Parent Benefit Plans, or other plan or arrangement, and there are no restrictions on the Rights of such Parent Entity to amend or terminate any such retiree health or benefit plan without incurring any Liability thereunder, except to the extent required under Part 6 of Title I of ERISA or Code Section 4980B. No Tax under Code Sections 4980B or 5000 has been incurred with respect to any Parent Benefit Plan, or other plan or arrangement, and no circumstance exists which could give rise to such Taxes.

(h)            No Parent Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Parent Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans, whether or not subject to the provisions of Code Section 412 or ERISA Section 302, have been fully reflected on Parent Financial Statements to the extent required by and in accordance with GAAP.

(i)             Each Parent Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans or is not required to comply therewith due to its grandfathered status under Section 409A of the Code.

(j)             All individuals who render services to any Parent Entity and who are authorized to participate in a Parent Benefit Plan pursuant to the terms of such Parent Benefit Plan are in fact eligible to and authorized to participate in such Parent Benefit Plan.

(k)            Neither any Parent Entity nor any of its ERISA Affiliates has had an “obligation to contribute” (as defined in ERISA Section 4212) to, or other obligations or Liability in connection with, a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) or 3(37)(A)), or any employee pension benefit plan within the meaning of ERISA Section 3(2) that is subject to Section 412 of the Code or Section 302 of ERISA, or a multiple employer plan within the meaning of Section 413(c) of the Code or ERISA Sections 4063, 4064 or 4066.

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5.12        Legal Proceedings.

As of the date of this Agreement, there is no material Litigation instituted or pending, or, to the Knowledge of Parent, threatened against any Parent Entity, or any director, officer, employee, or agent of any Parent Entity in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of a Parent Entity or Employee Benefit Plan of any Parent Entity, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against any Parent Entity.

5.13        Reports.

Since January 1, 2013, each Parent Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, such reports and documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing provisions of this Section 5.13, Parent Entities may have made immaterial late filings.

5.14        Approvals.

No Parent Entity or, to Parent’s Knowledge, any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any regulatory approvals from any Governmental Authority required for the consummation of the transactions contemplated by this Agreement. As of the date of this Agreement, Parent knows of no facts or circumstances that are reasonably likely to cause any regulatory approvals from any Governmental Authority required for the consummation of the transactions contemplated by this Agreement not to be obtained on a timely basis.

5.15        Takeover Laws and Provisions.

Parent has taken all necessary action, if any, to render inapplicable to this Agreement, the Merger and the other transactions contemplated in this Agreement the provisions of any potentially applicable Takeover Provisions applicable with respect to Parent. No “fair price” Law or Parent Certificate of Incorporation or similar Parent Bylaws provision is applicable to this Agreement and the transactions contemplated hereby.

5.16        Brokers and Finders.

Except for Parent Financial Advisor, neither Parent nor its Subsidiaries, has employed any broker, finder, or investment banker or incurred any Liability for any financial advisory fees, investment bankers fees, brokerage fees or finder’s fees in connection with this Agreement or the transactions contemplated hereby.

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5.17         Available Consideration.

Parent has available to it, and as of the Effective Time will have available to it, sufficient shares of authorized and unissued Parent Common Stock and all funds necessary for the issuance and payment of the Merger Consideration and to satisfy its payment obligations under this Agreement.

5.18         Parent Information.

(a)           None of the information supplied or to be supplied by any Parent Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Parent with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Parent Entity or any Affiliate thereof for inclusion in any Proxy Statement/Prospectus to be mailed to PLMT shareholders in connection with PLMT’s Shareholders’ Meeting, and any other documents to be filed by any Parent Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed to the shareholders of PLMT be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of PLMT’s Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for PLMT’s Shareholders’ Meeting.

(b)           All documents that any Parent Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

5.19         No Additional Representations.

(a)           Except for the representations and warranties made by Parent in this Article 5, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Parent in this Article 5, neither Parent nor any other Person makes or has made any representation or warranty to PLMT or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent, any of its Subsidiaries or their respective businesses or (ii) any oral or written information presented to Parent or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)           Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that neither PLMT nor any other Person has made or is making any representations or warranties relating to PLMT whatsoever, express or implied, beyond those expressly given by PLMT in Article 4 hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding PLMT furnished or made available to Parent or any of its Representatives. Without limiting the generality of the foregoing, Parent acknowledges that, except for the representations and warranties made by PLMT in Article 4, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its Representatives.

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ARTICLE 6
CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1           Affirmative Covenants.

(a)           From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written Consent of Parent shall have been obtained (which Consent shall not be unreasonably withheld, delayed or conditioned), and except as otherwise contemplated herein, PLMT shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course consistent with past practice, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its Rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, (iv) use commercially reasonable efforts to provide all information reasonably requested by Parent related to loans or other transactions made by PLMT with a value equal to or exceeding $1,000,000, and (v) take no action which would (A) adversely affect the timing or ability of either Party to obtain any regulatory consents required for the transactions contemplated hereby, or (B) materially adversely affect the ability of either Party to perform its covenants and agreements under this Agreement.

(b)           From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written Consent of PLMT shall have been obtained (which Consent shall not be unreasonably withheld, delayed or conditioned), and except as otherwise contemplated herein, Parent shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course consistent with past practice (provided, however, that the foregoing shall not prevent Parent from negotiating or consummating other business combination transactions with other institutions, as long as (x) Parent and/or Parent Banksub, as applicable, is the acquiror or survivor in any such transaction, and (y) any such business combination transaction will not adversely affect the likelihood or timing of Parent and Parent Banksub receiving all required regulatory approvals for the Merger and the Bank Merger or of the satisfaction of any other conditions to the Closing), (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, and (iv) take no action which would (A) adversely affect the timing or ability of either Party to obtain any regulatory consents required for the transactions contemplated hereby, or (B) materially adversely affect the ability of either Party to perform its covenants and agreements under this Agreement.

(c)           PLMT and Parent each shall, and shall cause each of its Subsidiaries to, cooperate with the other Party and provide all necessary corporate approvals, and cooperate in seeking all approvals of any business combinations of PLMT and its Subsidiaries requested by Parent, provided, the effective time of such business combinations is on or after the Effective Time of the Merger.

(d)           Parent and PLMT shall cooperate and use their commercially reasonable efforts to deliver Parent’s and PLMT’s Tax counsel and Tax advisors a certificate containing representations reasonably requested by such counsel and/or advisors in connection with the rendering of the Tax opinions to be issued by such counsel and/or advisors with respect to the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code as required under Section 8.2(e) and Section 8.3(f) and in connection with the filing of the Parent’s Registration Statement. Parent’s and PLMT’s Tax counsel and Tax advisors shall be entitled to rely upon such representations in rendering any such opinions.

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6.2           Negative Covenants of PLMT.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written Consent of Parent shall have been obtained (which Consent shall not be unreasonably withheld, delayed or conditioned), and except as otherwise contemplated herein, PLMT covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)           amend the articles of incorporation, bylaws, or other governing instruments of any PLMT Entity;

(b)           incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of any PLMT Entity consistent with past practices (which exception shall include borrowings from correspondent banks under existing lines of credit outstanding as of date of Agreement and for PLMT Entities that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from a Federal Reserve Bank or a Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities), or grant any Lien on any material Asset of any PLMT Entity (other than in connection with public deposits, repurchase agreements, bankers’ acceptances, “treasury tax and loan” accounts established in the ordinary course of the Bank’s business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in PLMT Disclosure Memorandum);

(c)           repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans, including outstanding stock option and restricted stock grants), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any PLMT Entity, or declare or pay any dividend or make any other distribution in respect of PLMT’s capital stock, other than (1) a quarterly cash dividend of no more than $0.08 per share of PLMT Common Stock consistent with past practice (and provided, for the avoidance of doubt, that Parent will not select a dividend record date that is inconsistent with past practice that has the effect of excluding former holders of PLMT Common Stock that receive Stock Consideration from receiving such dividend) and (2) dividends from wholly owned PLMT Subsidiaries to PLMT;

(d)           issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of PLMT Common Stock, any other capital stock of any PLMT Entity, or any Right, except pursuant to the exercise of PLMT Options outstanding as of the date of the Agreement; provided, however, PLMT may in its reasonable discretion, if PLMT determines that as a matter of safety and soundness of PLMT or the Bank it is necessary and appropriate to do so, engage in any of the activities listed in this section without the Consent of Parent provided there is a proportionate adjustment to the Per Share Purchase Price;

(e)           adjust, split, combine, or reclassify any capital stock of any PLMT Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of PLMT Common Stock or issue any PLMT Restricted Stock or PLMT options, or sell, lease, mortgage, or otherwise dispose of (i) any shares of capital stock of any PLMT Subsidiary or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration, except pursuant to the exercise of PLMT Options outstanding on the date of this Agreement; provided, however, PLMT may in its reasonable discretion, if PLMT determines that as a matter of safety and soundness of PLMT or the Bank it is necessary and appropriate to do so, engage in any of the activities listed in this section without the Consent of Parent provided there is a proportionate adjustment to the Per Share Purchase Price;

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(f)            except in the ordinary course of business consistent with past practice, purchase any securities or make any material investment (whether by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets) in any Person other than a wholly owned PLMT Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures of loans in the ordinary course of business;

(g)            except as contemplated by this Agreement or as may be required by existing PLMT Benefit Plan: (i) grant any bonus or increase in compensation or benefits to the employees, officers or directors of any PLMT Entity (except (x) increases in compensation or benefits in accordance with past practice for employees that are not directors or named executive officers in the PLMT 2015 proxy statement, or (y) as disclosed on Section 6.2(g) of PLMT Disclosure Memorandum), (ii) commit or agree to pay any severance or termination pay (other than severance or termination pay in the ordinary course of business consistent with past practice, which is one week of severance per year worked, not to exceed 26 weeks), or any stay or other bonus to any PLMT director, officer or employee, (iii) enter into or amend any severance agreements with officers, employees, directors, independent contractors, or agents of any PLMT Entity, (iv) change any fees or other compensation or other benefits to directors of any PLMT Entity, or (v) waive any stock repurchase rights, accelerate, amend, or change the period of exercisability of any Rights or restricted stock, or reprice Rights granted under PLMT stock plans or authorize cash payments in exchange for any Rights; or (vi) increase, accelerate or vest or commit or agree to increase, accelerate or vest any amounts, benefits or rights payable by any PLMT Entity; provided, however, that PLMT may (x) continue to make annual merit salary increases in the ordinary course of business consistent with past practices, and (y) pay all earned bonuses and incentive compensation in the ordinary course of business consistent with past practices;

(h)           enter into or amend any employment Contract between any PLMT Entity and any Person (unless such amendment is required by Law) that PLMT Entity does not have the right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time, except in the case of amendments to comply with Section 409A of the Internal Revenue Code;

(i)             adopt any new employee benefit plan of any PLMT Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans, welfare plans, insurance, stock or other plans or PLMT Benefit Plans of any PLMT Entity other than any such change that is required by Law or to maintain continuous benefits at current levels or that, in the written opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit or welfare plans, except as required by Law or the terms of such plans or consistent with past practice;

(j)            make any change in any Tax or accounting methods or systems of internal accounting controls over financial reporting, except as may be appropriate and necessary to conform to changes in Tax Laws, SEC or regulatory accounting requirements, or GAAP;

(k)            prepare or file any Tax Return inconsistent with past practice or, on any Tax Return, take any position, make any election, or adopt any method inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods; make or change any express or deemed election related to Taxes; change an annual accounting period; adopt or change any method of accounting (except to conform with the “Tangible Property Regulations” pursuant to Rev. Proc. 2014-16, §§1.162-3, 1.162-4, 1.263(a)-1, 1.263(a)-2, and 1.263(a)-3 of the Income Tax Regulations and §§1.162-3T, 1.162-4T, 1.263(a)-1T, 1.263(a)-2T, and 1.263(a)-3T of the temporary regulations), file an amended Tax Return; surrender any right to claim a refund of Taxes; or consent to any extension or waiver of the limitation period applicable to any Tax proceedings relating to any PLMT Entity;

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(l)            commence any Litigation other than in accordance with past practice, or settle any Litigation involving any Liability of any PLMT Entity for material money damages or restrictions upon the operations of any PLMT Entity;

(m)         except in the ordinary course of business consistent with past practice, enter into, modify, amend, or terminate any material Contract;

(n)          except in the ordinary course of business consistent with past practice, make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing;

(o)           except in conformity with existing policies and practices, waive, release, compromise, or assign any material rights or claims, or make any adverse changes in the mix, rates, terms, or maturities of PLMT’s deposits and other Liabilities;

(p)           except for loans or extensions of credit consistent with existing policies and practices, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of PLMT or the Bank, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

(q)           restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(r)           make any capital expenditures in excess of $100,000 other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary Taxes;

(s)           establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office unless otherwise requested by Parent;

(t)           take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article 8 not being satisfied or in a violation of any provision of this Agreement;

(u)           implement or adopt any change in its accounting principles, practices or methods, other than as may be required by SEC, GAAP or regulatory guidelines;

(v)           knowingly take, or fail to take, any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(w)          agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 6.2; or

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(x)           take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article 8 not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law.

6.3           Negative Covenants of Parent.

During the period from the date of this Agreement to the Effective Time, except as contemplated by this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written Consent of PLMT (which Consent shall not be unreasonably withheld, delayed or conditioned):

(a)           amend its articles of incorporation or bylaws or similar governing documents of any of its Subsidiaries in a manner that changes any material term or provision of the Parent Common Stock or that otherwise would materially and adversely affect the economic benefits of the Merger to the holders of PLMT Common Stock or would materially impede Parent’s ability to consummate the transactions contemplated by this Agreement;

(b)           knowingly take, or fail to take, any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(c)           (i) adjust, split, combine or reclassify any capital stock or other equity interest, (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interest or make, declare or pay any dividend or distribution (except for (A) dividends paid in the ordinary course of business by any direct or indirect wholly owned Parent Subsidiary to Parent or any other direct or indirect wholly owned Parent Subsidiary, (B) a quarterly cash dividend on Parent Common Stock at a rate no greater than $0.08 per share of Parent Common Stock consistent with past practice, (C) dividends in respect of the outstanding trust preferred securities of Parent as of the date hereof or make any other distribution on any shares of its capital stock or other equity interest), or (iii) sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any material Parent Subsidiary;

(d)           take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article 8 not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law; or

(e)           agree to or make any commitment to, take, or adopt any resolutions of the board of directors of Parent in support of, any of the actions prohibited by this Section 6.3.

6.4           Control of the Other Party’s Business.

Prior to the Effective Time, nothing contained in this Agreement (including, without limitation, Sections 6.1, 6.2 or 6.3) shall give Parent directly or indirectly, the right to control or direct the operations of PLMT, and nothing contained in this Agreement shall give PLMT, directly or indirectly, the right to control or direct the operations of Parent. Prior to the Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its Subsidiaries’ respective operations.

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6.5           Adverse Changes in Condition.

Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) has had or is reasonably likely to have, individually or in the aggregate, a PLMT Material Adverse Effect or a Parent Material Adverse Effect, as applicable, (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, or (iii) would be reasonably likely to prevent or materially interfere with the consummation of the Merger, and to use its reasonable efforts to prevent or promptly to remedy the same.

6.6           Reports.

Each of Parent and its Subsidiaries and PLMT and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall make available to the other Party copies of all such reports promptly after the same are filed. PLMT and its Subsidiaries shall also make available to Parent monthly financial statements and quarterly call reports. The financial statements of Parent and PLMT, whether or not contained in any such reports filed under the Exchange Act or with any other Regulatory Authority, will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports of Parent and PLMT filed under the Exchange Act or with any other Regulatory Authority will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with the Laws applicable to such reports.

ARTICLE 7
ADDITIONAL AGREEMENTS

7.1           Shareholder Approvals.

(a)           In accordance with and subject to applicable Law and its articles of incorporation and bylaws, PLMT will submit this Agreement to its shareholders for approval and will take all action necessary to call, give notice of, convene, and hold PLMT’s Shareholders’ Meeting as promptly as practicable for the purpose of considering and voting on approval of this Agreement.

(b)            Neither PLMT’s board of directors nor any committee thereof shall, except as permitted by this Agreement: (x) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the PLMT Recommendation or (y) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (each, an “Adverse Recommendation Change”); provided that, notwithstanding the foregoing, prior to the Requisite PLMT Shareholder Approval, PLMT’s board of directors may make an Adverse Recommendation Change (A) if a material development or material change in circumstance occurs or arises after the date of this Agreement (such material development or change in circumstances being referred to as an “Intervening Event”) and PLMT’s board of directors determines in good faith, after consultation with PLMT’s outside counsel, that in light of such Intervening Event an Adverse Recommendation Change is required in order for PLMT’s board of directors to comply with its fiduciary obligations to PLMT’s shareholders under applicable Law, or (B) if:

i)
PLMT’s board of directors determines in good faith, after consultation with PLMT’s financial advisor and outside counsel, that it has received an Acquisition Proposal (that did not result from a knowing and material breach of Section 7.3) that is a Superior Proposal;

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ii)
PLMT’s board of directors determines in good faith, after consultation with PLMT’s outside counsel, that a failure to accept such Superior Proposal would result in PLMT’s board of directors breaching its fiduciary duties to PLMT or its shareholders under applicable Law;

iii)
PLMT’s board of directors provides written notice (a “Notice of Recommendation Change”) to Parent of its receipt of the Superior Proposal and its intent to announce an Adverse Recommendation Change on the third business day following delivery of such notice, which notice shall specify the material terms and conditions of the Superior Proposal (it being understood that any amendment to any material term of such Superior Proposal shall require a new Notice of Recommendation Change);

iv)
after providing such Notice of Recommendation Change, PLMT shall negotiate in good faith with Parent (if requested by Parent) and provide Parent reasonable opportunity during the subsequent three business day period to make such adjustments in the terms and conditions of this Agreement as would enable PLMT’s board of directors to proceed without an Adverse Recommendation Change (provided, however, that Parent shall not be required to propose any such adjustments); and

v)
PLMT’s board of directors, following such three business day period, again determines in good faith, after consultation with PLMT Financial Advisor and outside counsel, that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action would violate their fiduciary duties to PLMT and its shareholders under applicable Law.

7.2          Registration of Parent Common Stock.

(a)           As promptly as reasonably practicable (and in any event, within fifty days) following the date hereof, Parent shall prepare and file with the SEC a Registration Statement on Form S-4 with respect to the issuance of Parent Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Registration Statement”). The Registration Statement shall contain proxy materials relating to the matters to be submitted to PLMT’s shareholders at PLMT’s Shareholders’ Meeting. Such proxy materials shall also constitute the prospectus relating to the shares of Parent Common Stock to be issued in the Merger (such proxy statement-prospectus, and any amendments or supplements thereto, the “Proxy Statement/Prospectus”). PLMT will furnish to Parent the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with Parent on the form of, and any characterizations of such information included in, the Registration Statement prior to its being filed with the SEC. Parent shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of Parent and PLMT will use their reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the PLMT shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Parent will advise PLMT, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to Parent or PLMT, or any of their respective affiliates, officers or directors, should be discovered by Parent or PLMT which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party hereto and, to the extent required by Law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by Parent with the SEC and disseminated by the Parties to their respective shareholders.

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(b)           Parent shall also take any action required to be taken under any applicable state Securities Laws in connection with the Merger and each of Parent and PLMT shall furnish all information concerning it and the holders of PLMT Common Stock as may be reasonably requested in connection with any such action.

(c)           Prior to the Effective Time, Parent shall take such action as shall be necessary to permit the additional shares of Parent Common Stock to be issued by Parent in exchange for the shares of PLMT Common Stock to be traded on the primary exchange on which Parent Common Stock is listed.

7.3           Other Offers, etc.

(a)           From the date of this Agreement through the first to occur of the Effective Time or termination of this Agreement, PLMT shall not, and shall cause its Affiliates and Representatives not to, directly or indirectly (i) solicit or initiate, or knowingly encourage, induce or facilitate, the making, submission, or announcement of any proposal that constitutes an Acquisition Proposal, or (ii) participate in any discussions (except to notify a third-party of the existence of restrictions provided in this Section 7.3) or negotiations regarding, or disclose or provide any nonpublic information with respect to, or knowingly facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (iii) enter into any agreement (including any agreement in principle, letter of intent or understanding, merger agreement, stock purchase agreement, asset purchase agreement, or share exchange agreement, but excluding a confidentiality agreement of the type described below) relating to any Acquisition Transaction, or (iv) propose or agree to do any of the foregoing; provided, however, that prior to the Requisite PLMT Shareholder Approval, this Section 7.3 shall not prohibit a PLMT Entity from furnishing nonpublic information regarding any PLMT Entity to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide, unsolicited written Acquisition Proposal submitted by such Person or Group if: (A) the Acquisition Proposal did not result from a breach of this Section 7.3 by any PLMT Entity or Representative or Affiliate thereof (other than any breach that is unintentional or immaterial), (B) PLMT’s board of directors shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, (C) PLMT’s board of directors concludes in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law to PLMT and its shareholders, (D) (1) PLMT gives Parent prompt (but in no event alter than twenty-four (24) hours) notice (which notice may be oral, and, if oral, shall be subsequently confirmed in writing) (x) of PLMT’s receipt of any Acquisition Proposal (which notice shall include the identity of such Person or Group) and (y) of PLMT’s furnishing nonpublic information to, or entering into discussions or negotiations with, such Person or Group, and (2) PLMT receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to PLMT than the confidentiality terms of the mutual non-disclosure agreement entered into by the Bank and Parent dated as of February 9, 2015, and (E) contemporaneously with or promptly after furnishing any such nonpublic information to such Person or Group, PLMT furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by PLMT to Parent). In addition to the foregoing, PLMT shall keep Parent reasonably informed on a prompt basis of the status and material terms of any such Acquisition Proposal, including any material amendments or proposed amendments as to price and other material terms thereof.

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(b)           In addition to the obligations of PLMT set forth in this Section 7.3, as promptly as reasonably practicable, after any of the directors of PLMT become aware thereof, PLMT shall advise Parent of any request received by PLMT for nonpublic information which PLMT believes is related to a potential Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal. PLMT shall keep Parent informed promptly of material amendments or modifications to any such request or Acquisition Proposal.

(c)           PLMT shall, and shall cause its Subsidiaries, directors, officers, employees, and Representatives to immediately cease any and all existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal (other than to advise them of the existence of this Agreement) and will use and cause to be used all commercially reasonable best efforts to enforce any confidentiality or similar or related agreement relating to any Acquisition Proposal.

(d)           Nothing contained in this Agreement shall prevent a Party or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or with its fiduciary duties under applicable Law.

7.4           Consents of Regulatory Authorities.

The Parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation and applications, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority or other Person whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

7.5           Agreement as to Efforts to Consummate.

Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 8; provided, that nothing herein shall preclude either Party from exercising its Rights under this Agreement.

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7.6           Investigation and Confidentiality.

(a)           Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and the consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of its business and properties (including that of its Subsidiaries) and of their respective financial and legal conditions as the other Party reasonably requests; provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party.

(b)           Each Party shall, and shall cause its advisors and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

(c)           PLMT shall use its commercially reasonable efforts to exercise, and shall not waive any of, its Rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to PLMT to preserve the confidentiality of the information relating to PLMT Entities provided to such Persons and their Affiliates and Representatives.

(d)           Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a PLMT Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

7.7           Press Releases.

Prior to the Effective Time, PLMT and Parent shall consult with each other and agree as to the form and substance of any press release, communication with shareholders of PLMT or shareholders of Parent, or other public disclosure materially related to this Agreement, or any other transaction contemplated hereby; provided, that nothing in this Section 7.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

7.8           Employee Benefits and Contracts.

(a)           All persons who are employees of PLMT Entities immediately prior to the Effective Time and whose employment is not specifically terminated, if any, at or prior to the Effective Time (a “Continuing Employee”) shall, at the Effective Time or the time of the Bank Merger, as applicable, become employees of Parent or Parent Banksub, as applicable. Parent and Parent Banksub shall honor all PLMT employment and change of control agreements existing as of the date of this Agreement that have been disclosed to Parent. All of the other Continuing Employees shall be employed at will, and no contractual right with respect to employment shall inure to such employees because of this Agreement, except as otherwise contemplated by this Agreement.

(b)           As of the Effective Time, each Continuing Employee shall be eligible to participate in Parent’s 401(k) and other retirement plans with full credit for prior service with PLMT for purposes of eligibility and vesting (but not benefit accruals).

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(c)           Except as provided in the last sentence of this Section 7.8(e), as of the Effective Time, Parent shall make available employer-provided health and other employee welfare benefit plans to each Continuing Employee on substantially the same basis as it provides such coverage to similarly-situated Parent employees except that any pre-existing condition, eligibility waiting period, or other limitations or exclusions otherwise applicable under such plans to new employees shall not apply to a Continuing Employee or their covered dependents if they did not apply under a similar PLMT plan at the Effective Time of the Merger. In addition, if any such transition occurs during a plan year, Parent shall use commercially reasonable efforts to cause any such successor Parent Employee Benefit Plan providing health coverage to give credit towards satisfaction of any annual deductible limitation and out-of-pocket maximum applied under such successor plan for any deductible, co-payment and other cost-sharing amounts previously paid by a Continuing Employee respecting his or her participation in the corresponding PLMT Benefit Plan during that plan year prior to the transition effective date. Notwithstanding the foregoing, and in lieu of same, Parent may continue PLMT’s health and other employee welfare benefit plans for each Continuing Employee as in effect immediately prior to the Effective Time.

(d)          With respect to employee benefit plans of Parent and its Subsidiaries not addressed in Sections (c) or (d) above, Parent and its Subsidiaries shall Parent shall make such plans available to each Continuing Employee on substantially the same basis as it provides such coverage to similarly-situated Parent employees and shall take into account for purposes of eligibility and vesting (but not benefit accrual) (except that there shall not be any benefit accrual for past service under any qualified defined benefit pension plan), the service of such employees with PLMT and its Subsidiaries as if such service were with Parent and its Subsidiaries. Continuing Employees will retain credit for unused sick leave and vacation pay for unused vacation days for the current year only without carryover of vacation days for prior years, which has been accrued as of the Effective Time. For purposes of determining the accrual of Continuing Employees to sick leave and vacation pay following the Effective Time, the service of such employees with PLMT shall be treated as if such service were with Parent and its Subsidiaries.

(e)           Continuing Employees, and any employees of PLMT or its Subsidiaries who are (i) terminated involuntarily other than for cause at the Effective Time, or who do not have employment or change of control or agreements that include severance payments or severance agreements as of the date of their termination and who are terminated involuntarily other than for cause within one year after the Effective Time, and (ii) who sign and deliver a termination and release agreement in a customary and reasonable form that is reasonably acceptable to Parent, shall be entitled to severance pay equal to two (2) weeks of severance pay (at the greater of their rate of base pay in effect at the time of termination and their base pay rate in effect at the Effective Time) for each full year of continuous service with PLMT Entities or Parent Entities, subject to a minimum of eight (8) weeks and a maximum of fifty-two (52) weeks of pay; provided that employees with fifteen (15) years of tenure will receive fifty-two (52) weeks of severance pay; and provided further that and any such terminated employees shall be entitled to continuation coverage as required by COBRA and Parent or Parent Banksub shall reimburse for COBRA coverage for four months for employees with less than fifteen (15) years of tenure and six months for employees with fifteen (15) or more years of tenure (service with PLMT or its Subsidiaries prior to the Effective Time will be treated as service to Parent or Parent Banksub for purposes of determining any severance due under this 7.8(e)). Nothing in this Section 7.8(e) shall be deemed to limit or modify the at-will employment policy of PLMT or Parent or their respective Subsidiaries.

(f)           No officer, employee, or other Person (other than the corporate Parties to this Agreement) shall be deemed a third-party or other beneficiary of this Section 7.8, and no such Person shall have any right or other entitlement to enforce any provision of this Agreement or seek any remedy in connection with this Agreement, except as set forth in Section 7.10.

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7.9           Section 16 Matters.

Prior to the Effective Time, PLMT and Parent shall take all such steps as may be required to cause any dispositions of PLMT Common Stock (including derivative securities with respect to PLMT Common Stock) or acquisitions of Parent Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to PLMT to be exempt under Rule 16b-3 promulgated under the Exchange Act. PLMT agrees to promptly furnish Parent with all requisite information necessary for Parent to take the actions contemplated by this Section 7.9.

7.10        Indemnification.

(a)          For a period of six years after the Effective Time (or, in the case of Claims that have not been resolved prior to the sixth anniversary of the Effective Time, until such Claims are finally resolved), Parent shall indemnify, defend, and hold harmless the present and former directors and executive officers of PLMT Entities (each, an “Indemnified Party”) against all Liabilities arising out of, resulting from or related to any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a “Claim”), in which a PLMT Indemnified Party is, or is threatened to be made, a party or witness arising out of the fact that such Person is or was a director or officer of PLMT (or, at PLMT’s request, as a director, officer, manager or trustee of, or in a similar capacity with, another PLMT Entity or PLMT Employee Benefit Plan, prior to the Effective Time) if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted by applicable Law. Parent shall promptly pay reasonable expenses (including reasonable attorneys’ fees) in advance of the final disposition of any such Claim to each Indemnified Party to the fullest extent permitted by applicable Law upon receipt of an undertaking to repay such advance payments if he or she shall be adjudicated to be not entitled to indemnification under this Section 7.10(a). Parent shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law (including any Law promulgated, interpreted or enforced by any Regulatory Authority).

(b)           Prior to the Effective Time, Parent shall purchase, or shall direct PLMT to purchase, an extended reporting period endorsement under PLMT Entities’ existing directors’ and officers’ liability insurance coverage (“PLMT D&O Policy”) for acts or omissions occurring prior to the Effective Time by such directors and officers currently covered by PLMT Entities’ D&O Policy which shall maintain such PLMT D&O Policy in effect for a period of six (6) years after the Effective Time; provided that Parent shall not be obligated to make aggregate annual premium payments for such six (6)-year period in respect of such policy which exceed 300% of the annual premium payments on PLMT’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. The directors and officers of PLMT Entities shall take all reasonable actions required by the insurance carrier necessary to procure such endorsement.

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(c)           Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.10, upon learning of any such Liability, damages, or Litigation, shall promptly notify Parent thereof in writing (provided that a failure to timely provide such notice shall not relieve the Parent of any indemnification obligation unless, and to the extent that, the Parent is materially prejudiced by such failure). In the event of any such Litigation (whether arising before or after the Effective Time), (i) Parent shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties and there are substantive issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Parent shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for any Indemnified Party in any jurisdiction; (ii) each Indemnified Party will cooperate in good faith in the defense of any such Litigation; (iii) Parent shall not be liable for any settlement effected without its prior written Consent (which shall not be unreasonably withheld or delayed) and (iv) without the prior written Consent of the Indemnified Party (which shall not be unreasonably withheld or delayed) Parent shall not agree to any settlement which does not provide for a complete and irrevocable release of the Indemnified Party.

(d)          Parent covenants and agrees that neither it, nor any successors or assigns, shall consolidate with or merge into any other Person where Parent or any such successor or assign shall not be the continuing or surviving Person of such consolidation or merger or transfer all or substantially all of its assets to any Person, unless, in each case, proper provision shall have been made to ensure that the successors and assigns of Parent shall assume the obligations set forth in this Section 7.10.

(e)           The provisions of this Section 7.10 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and legal and personal representatives.

7.11        Retention Plan and Conversion Bonus Plan.

(a)           PLMT may implement a retention plan (the “Retention Plan”) for the benefit of those non-director employees of PLMT and its Subsidiaries (i) with respect to non-executive officers, as determined by the chief executive officer of PLMT or (ii) with respect to non-director executive officers, as determined by the Compensation Committee of the board of directors of PLMT (which may consider the proposals of the chief executive officer of PLMT in making such determinations), and in each case as agreed to by Parent (which agreement will not be unreasonably withheld or delayed), which Retention Plan shall involve aggregate benefits to such non-director employees of up to $250,000 (or such greater amount as Parent and PLMT may agree), which shall be payable to such employees of PLMT Entities that remain employees until the Closing Date.

(b)          To facilitate the successful integration of PLMT into Parent and the conversion of the systems of PLMT to Parent, Parent shall establish a stay bonus/conversion bonus pool in the aggregate amount up to $250,000 (or such greater amount as Parent shall determine) to be allocated and paid to non-director employees of PLMT who continue in the employ of Parent at the expiration of ninety(90) days after the Effective Time. The specific amount to be allocated and paid to each such non-director employee who continues in the employ of Parent shall be determined by Parent prior to the Effective time, after consultation with the chief executive officer of PLMT.

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ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1          Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:

(a)           Shareholder Approval. The Requisite PLMT Shareholder Approval shall have been obtained.

(b)           Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. “Requisite Regulatory Approvals” means the approval of the Merger by the FDIC, the Federal Reserve, the Georgia Department of Banking and Finance and the South Carolina Board of Financial Institutions.

(c)           Registration Statement. The Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement.

(d)           Legal Proceedings. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and prohibits the consummation of the Merger.

8.2          Conditions to Obligations of Parent.

The obligations of Parent to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Parent pursuant to Section 10.6(a):

(a)           Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of PLMT set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties that refer to the date of this Agreement or other specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of PLMT set forth in this Agreement, except as a result of changes or events expressly permitted or contemplated herein and except for inaccuracies that, individually and in the aggregate, have not had, and are not reasonably likely to have, a PLMT Material Adverse Effect; provided, that for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)           Performance of Agreements and Covenants. The agreements and covenants of PLMT to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

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(c)           Officers’ Certificate. PLMT shall have delivered to Parent (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as it relates to PLMT and in Sections 8.2(a), 8.2(b) and 8.2(f), have been satisfied.

(d)           Secretary’s Certificate. PLMT shall have delivered a certificate of the secretary of PLMT, dated as of the Closing Date, certifying as to (i) the incumbency of officers of PLMT executing documents executed and delivered in connection herewith, (ii) a copy of the articles of incorporation of PLMT as in effect from the date of this Agreement until the Closing Date, along with a certificate (dated not more than twenty days prior to the Closing Date) of the Secretary of State of the State of South Carolina as to the good standing of PLMT; (iii) a copy of the bylaws of PLMT as in effect from the date of this Agreement until the Closing Date, (iv) a copy of the resolutions of PLMT’s board of directors authorizing and approving the applicable matters contemplated hereunder, (v) a certificate of the Federal Reserve Bank (dated not more than twenty days prior to the Closing Date) certifying that PLMT is a registered bank holding company, (vi) a copy of the articles of incorporation of Bank as in effect from the date of this Agreement until the Closing Date, (vii) a copy of the bylaws of Bank as in effect from the date of this Agreement until the Closing Date, (viii) a certificate of the South Carolina Board of Financial Institutions (dated not more than twenty days prior to the Closing Date) as to the good standing of Bank, and (ix) a certificate of the Federal Deposit Insurance Corporation (dated not more than twenty days prior to the Closing Date) certifying that Bank is an insured depository institution.

(e)           Tax Opinion. Parent shall have received the opinion of Parent’s legal counsel, dated as of the Closing, in form and substance customary in transactions of the type contemplated hereby, substantially to the effect that on the basis of the facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) Parent and PLMT will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Such opinion may be based on, in addition to the review of such matters of fact and Law as the opinion giver considers appropriate, representations contained in certificates of officers of Parent, PLMT, and others.

(f)            No Material Adverse Effect. There shall not have occurred any PLMT Material Adverse Effect from December 31, 2014, to the Effective Time.

8.3          Conditions to Obligations of PLMT.

The obligations of PLMT to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by PLMT pursuant to Section 10.6(b):

(a)           Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Parent set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties that refer to the date of this Agreement or other specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of Parent set forth in this Agreement, except as a result of changes or events expressly permitted or contemplated herein and except for inaccuracies that, individually and in the aggregate, have not had, and are not reasonably likely to have, a Parent Material Adverse Effect; provided, that for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

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(b)           Performance of Agreements and Covenants. The agreements and covenants of Parent to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)           Officers’ Certificate. Parent shall have delivered to PLMT a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as it relates to Parent and in Sections 8.3(a), 8.3(b), and 8.3(g) have been satisfied.

(d)           Secretary’s Certificate. Parent shall have delivered a certificate of the secretary of Parent, dated as of the Closing Date, certifying as to (i) the incumbency of officers of Parent executing documents executed and delivered in connection herewith, (ii) a copy of the articles of incorporation of Parent as in effect from the date of this Agreement until the Closing Date, along with a certificate (dated not more than twenty days prior to the Closing Date) of the Secretary of State of the State of Georgia as to the good standing of Parent; (iii) a copy of the bylaws of Parent as in effect from the date of this Agreement until the Closing Date, (iv) a copy of the resolutions of Parent’s board of directors authorizing and approving the applicable matters contemplated hereunder, (v) a certificate of the Federal Reserve Bank (dated not more than twenty days prior to the Closing Date) certifying that Parent is a registered bank holding company, (vi) a copy of the articles of incorporation of Parent Banksub as in effect from the date of this Agreement until the Closing Date, (vii) a copy of the bylaws of Parent Banksub as in effect from the date of this Agreement until the Closing Date, (viii) a certificate of the Georgia Department of Banking and Finance (dated not more than twenty days prior to the Closing Date) as to the good standing of Parent Banksub, and (ix) certificate of the Federal Deposit Insurance Corporation (dated not more than twenty days prior to the Closing Date) certifying that is an insured depository institution.

(e)           Payment of Merger Consideration. Parent shall pay the Merger Consideration as provided by this Agreement.

(f)            Tax Opinion. PLMT shall have received the opinion of PLMT’s legal counsel, dated as of the Closing, in form and substance customary in transactions of the type contemplated hereby, substantially to the effect that on the basis of the facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) Parent and PLMT will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Such opinion may be based on, in addition to the review of such matters of fact and Law as the opinion giver considers appropriate, representations contained in certificates of officers of Parent, PLMT, and others.

(g)           No Material Adverse Effect. There shall not have occurred any Parent Material Adverse Effect from the December 31, 2014, to the Effective Time.

ARTICLE 9
TERMINATION

9.1          Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of PLMT, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)          By mutual written agreement of Parent and PLMT; or

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(b)          By either Party (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to permit such Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standard set forth in Section 8.2(a) or (b), or 8.3(a) or (b), as applicable; or

(c)          By either Party in the event (i) any Requisite Regulatory Approvals shall have been denied by final, non-appealable action of such authority, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and non-appealable, or (iii) the Requisite PLMT Shareholder Approval is not obtained at PLMT’s Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon; or

(d)          By either Party in the event that the Merger shall not have been consummated by December 31, 2015 (the “End Date”), or, if all of the conditions of Article 8 other than Section 8.1(b) shall have been satisfied, or are capable of being satisfied, by such date, February 29, 2016 (the “Extended End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before the End Date or Extended End Date, as applicable; or

(e)           By Parent (provided, that Parent is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that (i) upon the effectiveness of the Registration Statement, the PLMT board of directors shall not have recommended approval of this Agreement to its shareholders; or (ii) at any time prior to receipt of the Requisite PLMT Shareholder Approval, the PLMT board of directors shall have made an Adverse Recommendation Change; or

(f)           By PLMT, prior to the Requisite PLMT Shareholder Approval (and provided that PLMT has complied in all material respects with Section 7.1 and Section 7.3), in order to enter into a Superior Proposal.

(g)          (X) By PLMT, at any time during the four business day period following the Determination Date, if both of the following conditions are satisfied:

(i)            the Average Parent Stock Price shall be less than $15.72; and

(ii)           (1) the quotient of the Average Parent Stock Price divided by the Starting Price (such quotient being the “Parent Ratio”), shall be less than 85% of (2) the quotient of the Average Index Price divided by the Index Price on the Starting Date (which quotient shall be the “Index Ratio”).

Example 1: if Parent Ratio = 0.80 and the Index Ratio = 0.90, then 85% of the Index Ratio would be 0.85 x 0.90, or 76.5%. Condition (g)(i) would be satisfied, but condition (g)(ii) would not be satisfied.

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Example 2: if Parent Ratio = 0.70 and the Index Ratio = 0.84, then 85% of the Index Ratio would be 0.85 x 0.84, or 71.4%. Both conditions (g)(i) and (g)(ii) would be satisfied.

provided, however, that if PLMT refuses to consummate the Merger pursuant to this Section 9.1(g)(X), it shall give prompt written notice thereof to Parent (and provided that such PLMT notice of election to terminate may be withdrawn at any time within the aforementioned four business day period). During the five-day period commencing with its receipt of such notice, Parent shall have the option to increase the consideration to be received by the holders of PLMT Common Stock hereunder, by either:

(A) increasing the Exchange Ratio (calculated to the nearest one one-thousandth); or

(B) provided that it does not and will not prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, paying, as part of the Merger Consideration, to each recipient of Stock Consideration a cash payment (in addition to, and not in lieu of, issuing shares of Parent Common Stock to them) (the “Additional Cash Payment Per Share”);

so that the value of the Per Share Purchase Price (calculated based on the Average Parent Stock Price and including any Additional Cash Payment Per Share) to be received by each recipient of Stock Consideration equals the lesser of:

(x) the product of the Starting Price, 0.85 and the Exchange Ratio (as in effect immediately prior to any increase in the Exchange Ratio pursuant to this Section 9.1(g)( X)); and

(y) an amount equal to (1) the product of the Index Ratio, 0.85, the Exchange Ratio (as in effect immediately prior to any increase in the Exchange Ratio pursuant to this Section 9.1(g)(X)), and the Average Parent Stock Price, divided by (2) the Parent Ratio.

If Parent so elects within such five-day period, it shall give prompt written notice to PLMT of such election and the revised Exchange Ratio or the Additional Cash Payment Per Share, as applicable, whereupon no termination shall have occurred pursuant to this Section 9.01(g) and this Agreement shall remain in effect in accordance with its terms, provided that any references in this Agreement to the “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as increased pursuant to this section, if applicable, and any references in this Agreement to the Stock Consideration shall thereafter include the Additional Cash Payment Per Share as set forth in this section, if applicable.

(Y)           For purposes of Section 9.1(g), the following terms shall have the meanings indicated:

“Average Parent Stock Price” shall mean the average of the closing sale prices of Parent Common Stock as reported on the Nasdaq Global Select Market during the 20 consecutive full trading days ending at the closing of trading on the trading day immediately prior to the Determination Date; provided, however, that in the event Parent Common Stock does not trade on any one or more of the trading days during the 20 consecutive full trading days ending at the closing of trading on the trading day immediately prior to the Determination Date, any such date shall be disregarded in computing the average closing sales price and the average shall be based upon the closing sales prices and number of days on which Parent Common Stock actually traded during the 20 consecutive full trading days ending at the closing of trading on the trading day immediately prior to the Determination Date.

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“Average Index Price” shall mean the average of the daily current market price of the Index for the 20 consecutive full trading days ending at the closing of trading on the trading day immediately prior to the Determination Date.

“Determination Date” shall mean the last of the following dates to occur: (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date of the receipt of the Requisite PLMT Shareholder Approval.

“Index” shall mean the NASDAQ BANK Index.

“Index Price” on a given date shall mean the current market price of the Index for that day.

“Starting Date” shall mean April 21, 2015

“Starting Price” shall mean $18.49 per share.

(Z)           If Parent declares or effects a stock dividend, reclassification, recapitalization, split up, combination, exchange of shares, similar transaction between the date of this Agreement and the Determination Date, the prices for Parent Common Stock shall be appropriately adjusted for the purposes of applying this Section 9.1(g).

9.2           Effect of Termination.

In the event of the termination and abandonment of this Agreement by either Parent or PLMT pursuant to Section 9.1, this Agreement shall have no further effect, except that (i) the provisions of Sections 7.6(b) (Confidentiality), 9.2 (Effect of Termination), 9.3 (Termination Fee), and Article 10 (Miscellaneous) shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any willful and material breach by that Party of this Agreement.

9.3           Termination Fee.

(a)            If PLMT terminates this Agreement pursuant to Section 9.1(f) of this Agreement, then PLMT shall pay to Parent the sum of $7.5 million (the “Termination Fee”) by wire transfer of immediately available funds within five (5) business days of such termination.

(b)            If (i) after the date of this Agreement, an Acquisition Proposal with respect to PLMT shall have been communicated to or otherwise made known to the shareholders or board of directors of PLMT, or any Person shall have publicly announced an intention to make an Acquisition Proposal with respect to the PLMT, and such Acquisition Proposal shall not have been withdrawn, (ii) Parent terminates this Agreement pursuant to Section 9.1(e) of this Agreement, or either Party terminates this Agreement pursuant to Section 9.1(c)(ii) of this Agreement, and (iii) within 12 months of such termination an Acquisition Transaction is consummated, then PLMT shall pay to Parent the Termination Fee by wire transfer of immediately available funds within five (5) business days of the consummation of such Acquisition Transaction.

(c)           The Parties acknowledge that the agreements contained in this Article 9 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if PLMT fails to pay promptly any fee payable by it pursuant to this Section 9.3, then PLMT shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with collecting such Termination Fee, together with interest on the amount of the fee at the prime annual rate of interest (as published in The Wall Street Journal) plus 2% as the same is in effect from time to time from the date such payment was due under this Agreement until the date of payment.

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9.4          Non-Survival of Representations and Covenants.

Except for Article 3 (Manner of Converting Shares), Sections 7.8, 7.9 (Employee Benefits and Contracts), 7.10 (Indemnification), 7.11 (Retention Plan and Conversion Bonuses) and 7.12 (Surviving Corporation Board), this Article 9 (Termination) and Article 10 (Miscellaneous), the respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time.

ARTICLE 10
MISCELLANEOUS

10.1        Definitions.

(a)           Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Proposal” means any proposal (whether communicated to PLMT or publicly announced to PLMT’s shareholders) by any Person (other than Parent or any of its Affiliates) for an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from PLMT by any Person or Group (other than Parent or any of its Affiliates) of 25% or more in interest of the total outstanding voting securities of PLMT, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Parent or any of its Affiliates) beneficially owning 25% or more in interest of the total outstanding voting securities of PLMT, or any merger, consolidation, business combination or similar transaction involving PLMT pursuant to which the shareholders of PLMT immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 25% or more of the consolidated Assets of PLMT and its Subsidiaries, taken as a whole; or (iii) any liquidation or dissolution of PLMT.

“Additional Cash Payment Per Share” shall have the meaning as set forth in Section 9.1(g) of the Agreement.

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall have the meaning as set forth in the introduction of the Agreement.

“Aggregate Cash Limit” shall have the meaning as set forth in Section 3.2(d) of the Agreement.

“Aggregate Stock Limit” shall have the meaning as set forth in Section 3.2(d) of the Agreement.

“Allowance” shall have the meaning as set forth in Section 4.9(a) of the Agreement.

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“Articles of Merger” shall have the meaning as set forth in Section 1.3 of the Agreement.

“Assets” of a Person means all of the assets, properties, businesses and Rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Index Price” shall have the meaning as set forth in Section 9.1(g) of the Agreement.

“Average Parent Stock Price” shall have the meaning as set forth in Section 9.1(g) of the Agreement.

“Bank” shall have the meaning as set forth in Section 1.4.

“Bank Merger” shall have the meaning as set forth in Section 1.4 of the Agreement.

“BHCA” shall have the meaning as set forth in Section 4.1 of the Agreement.

“Cash Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Cash Election” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Cash Election Number” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Cash Election Shares” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“CERCLA” shall have the meaning as set forth under the definition of “Environmental Laws” in this Section 10.1(a) of the Agreement.

“Certificates” shall have the meaning as set forth in Section 3.1(b) of the Agreement.

“Change in Control Benefit” shall have the meaning set forth in Section 4.15(k) of the Agreement.

“Claim” shall have the meaning set forth in Section 7.10(a) of the Agreement.

“Closing” shall have the meaning as set forth in Section 1.2 of the Agreement.

“Closing Date” means the date on which the Closing occurs.

“Code” shall have the meaning as set forth in the Recitals of the Agreement.

“Compensation Committee” means the compensation committee of the PLMT board of directors pursuant to PLMT’s article of incorporation, bylaws, and any other applicable organizational documents.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” means any written agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party that is binding on any Person or its capital stock, Assets or business.

“Converted Options” shall have the meaning as set forth in Section 3.5(a) of the Agreement.

“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

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“Determination Date” shall have the meaning as set forth in Section 9.1(g) of the Agreement.

“Disqualified Person” shall have the meaning as set forth in Section 4.15(f) of the Agreement.

“DOL” shall have the meaning as set forth in Section 4.15(b) of the Agreement.

“Election Deadline” shall have the meaning as set forth in Section 3.2(c) of the Agreement.

“Election Form” shall have the meaning as set forth in Section 3.2(a) of the Agreement.

“Effective Time” shall have the meaning as set forth in Section 1.3 of the Agreement.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

“End Date” shall have the meaning as set forth in Section 9.1(d) of the Agreement.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency or state or local Governmental Authorities with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including: (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq. (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§7401 et seq.); (v) the Clean Water Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (vii) any state, county, municipal or local statues, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (vi) of this subparagraph; (viii) any amendments to the statutes, laws or ordinances listed in parts (i) - (vi) of this subparagraph, regardless of whether in existence on the date hereof, (ix) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) - (vii) of this subparagraph; and (x) any other Law, statute, ordinance, amendment, rule, regulation, guideline, directive, Order or the like in effect now or in the future relating to environmental, health or safety matters and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with a PLMT Entity would be treated as a single employer under Code Section 414(b), (c), (m), or (o).

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“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Exchange Act Documents” means all forms, proxy statements, reports, schedules, and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act with respect to any report that is an Exchange Act Document, filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Exchange Agent” shall have the meaning as set forth in Section 3.2(a) of the Agreement.

“Exchange Ratio” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Exhibits” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

“Extended End Date” shall have the meaning as set forth in Section 9.1(d) of the Agreement.

“Extinguished Shares” shall have the meaning as set forth in Section 3.1(d) of the Agreement.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Richmond and Federal Reserve Bank of Atlanta, as applicable.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved.

“Governmental Authority” shall mean any federal, state, local, foreign, or other court, board, body, commission, agency, authority or instrumentality, arbitral authority, self-regulatory authority, mediator, tribunal, including Regulatory Authorities and Taxing Authorities.

“Gross-up Payment” shall have the meaning set forth in Section 4.15(k) of the Agreement.

“Group” shall have the meaning as set forth in Section 7.3(a) of the Agreement.

“Hazardous Material” shall mean any chemical, substance, waste, material, pollutant, or contaminant defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including RCRA hazardous wastes, CERCLA hazardous substances, and HSRA regulated substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, lead in paint or drinking water, mold, asbestos, and polychlorinated biphenyls (PCBs): (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Environmental Law), provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of business in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

“Indemnified Party” shall have the meaning as set forth in Section 7.12(a) of the Agreement.

“Index” shall have the meaning as set forth in Section 9.1(g) of the Agreement.

“Index Price” shall have the meaning as set forth in Section 9.1(g) of the Agreement.

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“Index Ratio” shall have the meaning as set forth in Section 9.1(g) of the Agreement.

“Individually Identifiable Personal Information” or “IIPI” shall have the meaning as set forth in Section 4.17(a) of the Agreement.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“IRS” shall have the meaning as set forth in Section 4.15(b) of the Agreement.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should reasonably have been known after due inquiry of the records and employees of such Person by the chairman, president, chief financial officer or chief credit officer, or any senior or executive vice president of such Person without any further investigation.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, statute, regulation or Order applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including reasonable attorneys fees, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or any property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for any depository institution, pledges to secure public deposits and other Liens incurred in the ordinary course of the banking business.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets or Liabilities (including Contracts related to Assets or Liabilities), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loan Documentation” means all loan files and all documents included in PLMT’s or any of its Subsidiaries’ (as applicable, or, Parent’s or any of its Subsidiaries’, as applicable) file or imaging system with respect to a loan, including loan applications, notes, security agreements, deeds of trust, collectors notes, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements (including building and loan agreements), guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.

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“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Merger” shall have the meaning as set forth in the Recitals of the Agreement.

“Merger Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Mixed Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Mixed Election” shall have the meaning as set forth in Section 3.2 (b) of the Agreement.

“Non-Director Continuing Employee” shall have the meaning as set forth in Section 7.13 of the Agreement.

“Non Election” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Non Election Shares” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Off Balance Sheet Arrangements” shall have the meaning as set forth in Section 4.6 of the Agreement.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, directive, ruling, or writ of any Governmental Authority.

“Parent” shall have the meaning as set forth in the introduction of the Agreement.

“Parent Banksub” shall have the meaning as set forth in Section 1.4 of the Agreement.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Disclosure Memorandum” means the written information entitled “Parent Disclosure Memorandum” delivered with this Agreement to PLMT and attached hereto.

“Parent Entities” means, collectively, Parent and all Parent Subsidiaries.

“Parent Exchange Act Reports” shall have the meaning as set forth in Section 5.3(a) of the Agreement.

“Parent Financial Advisor” means Morgan Stanley & Co. LLC.

“Parent Financial Statements” means (i) the consolidated balance sheets of Parent for the two fiscal years ended December 31, 2014 and 2013, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the three fiscal years ended December 31, 2014, 2013, and 2012 as filed by Parent in Exchange Act Documents, and (ii) the consolidated balance sheets of Parent (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in Exchange Act Documents, as amended, filed with respect to periods ended subsequent to December 31, 2014.

“Parent Leased Real Property” shall have the meaning as set forth in Section 5.9(f) of the Agreement.

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“Parent Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has had or is reasonably expected to have a material adverse effect on (i) the financial position, property, business, assets or results of operations of Parent and its Subsidiaries, taken as a whole, or (ii) the ability of Parent to perform its material obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that “Parent Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in SEC, GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of Parent (or any of its Subsidiaries) taken with the prior written Consent of PLMT in contemplation of the transactions contemplated hereby, (D) changes in economic conditions affecting financial institutions generally, including changes in interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets, except to the extent the Parent is materially and adversely affected in a disproportionate manner as compared to other comparable participants in the banking industry, (E) changes resulting from the announcement or pendency of the transactions contemplated by this Agreement, or (F) the direct effects of compliance with this Agreement on the operating performance of Parent. “Parent Material Adverse Effect” shall not be deemed to include any failure to meet analyst projections, in and of itself, or, in and of itself, or the trading price of the Parent Common Stock (it being understood that the facts or occurrences giving rise or contributing to any such effect, change or development which affects or otherwise relates to the failure to meet analyst financial forecasts or the trading price, as the case may be, may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect).

“Parent Ratio” shall have the meaning as set forth in Section 9.1(g) of the Agreement.

“Parent Realty” shall have the meaning as set forth in Section 5.9(e) of the Agreement.

“Parent Subsidiaries” means the Subsidiaries of Parent, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Parent in the future and held as a Subsidiary by Parent at the Effective Time.

“Party” means PLMT or Parent, and “Parties” means both of such Persons.

“Party in Interest” shall have the meaning as set forth in Section 4.15(f) of the Agreement.

“Permit” means any federal, state, local, and foreign Governmental Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business, the absence of which or a Default under would constitute a Parent or PLMT Material Adverse Effect, as the case may be.

“Per Share Purchase Price” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Person” means a natural person or any legal, commercial or Governmental Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Plan of Bank Merger” shall have the meaning as set forth in Section 1.4 of the Agreement.

“PLMT” shall have the meaning as set forth in the introduction of the Agreement.

“PLMT Benefit Plan(s)” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

“PLMT Common Stock” means the no par value common stock of PLMT.

“PLMT Contracts” shall have the meaning as set forth in Section 4.16(a) of the Agreement.

“PLMT D&O Policy” shall have the meaning as set forth in Section 7.12(b) of the Agreement.

“PLMT Disclosure Memorandum” means the written information entitled “Palmetto Bancshares, Inc. Disclosure Memorandum” delivered with this Agreement to Parent and attached hereto.

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“PLMT Entities” means, collectively, PLMT and all PLMT Subsidiaries.

“PLMT ERISA Plan” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

“PLMT Exchange Act Reports” shall have the meaning as set forth in Section 4.5(a) of the Agreement.

“PLMT Financial Advisor” means Sandler O’Neill + Partners, L.P.

“PLMT Financial Statements” means (i) the consolidated balance sheets of PLMT for each of the two fiscal years ended December 31, 2014 and 2013, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2014, 2013, and 2012 as filed by PLMT in Exchange Act Documents, and (ii) the consolidated balance sheets of PLMT (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in Exchange Act Documents, as amended, filed with respect to periods ended subsequent to December 31, 2014.

“PLMT Leased Real Property” shall have the meaning as set forth in Section 4.10(f) of the Agreement.

 “PLMT Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has had or is reasonably expected to have a material adverse effect on (i) the financial position, property, business, assets or results of operations of PLMT and its Subsidiaries, taken as a whole, or (ii) the ability of PLMT to perform its material obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that “PLMT Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in SEC, GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of PLMT (or any of its Subsidiaries) taken with the prior written Consent of Parent in contemplation of the transactions contemplated hereby, (D) changes in economic conditions affecting financial institutions generally, including changes in interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets, except to the extent the PLMT is materially and adversely affected in a disproportionate manner as compared to other comparable participants in the banking industry, (E) changes resulting from the announcement or pendency of the transactions contemplated by this Agreement, or (F) the direct effects of compliance with this Agreement on the operating performance of PLMT. “PLMT Material Adverse Effect” shall not be deemed to include any failure to meet analyst projections, in and of itself, or, in and of itself, or the trading price of the PLMT Common Stock (it being understood that the facts or occurrences giving rise or contributing to any such effect, change or development which affects or otherwise relates to the failure to meet analyst financial forecasts or the trading price, as the case may be, may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a PLMT Material Adverse Effect).

“PLMT Options” shall have the meaning as set forth in Section 3.5(a) of the Agreement.

“PLMT Pension Plan” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

“PLMT Realty” shall have the meaning as set forth in Section 4.10(e) of the Agreement.

“PLMT Restricted Stock” shall have the meaning as set forth in Section 3.5(b) of the Agreement.

“PLMT Recommendation” shall have the meaning as set forth in the Recitals of the Agreement.

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“PLMT’s Shareholders’ Meeting” means the meeting of PLMT’s shareholders to be held pursuant to Section 7.1(a), including any adjournment or adjournments thereof.

“PLMT Subsidiaries” means the Subsidiaries of PLMT.

“Prohibited Transaction” shall have the meaning as set forth in Section 4.15(f) of the Agreement.

“Proxy Statement/Prospectus” shall have the meaning as set forth in Section 7.2(a) of the Agreement.

“RCRA” shall have the meaning as set forth under the definition of “Environmental Laws” in this Section 10.1(a) of the Agreement.

“Registration Statement” shall have the meaning as set forth in Section 7.2(a) of the Agreement.

“Regulatory Authorities” means, collectively, the SEC, the Nasdaq Stock Market, the NASD, the South Carolina Board of Financial Institutions, the FDIC, the Department of Justice, the Federal Reserve, and the Georgia Department of Banking and Finance and all other federal, state, county, local, other Governmental Authorities, and self-regulatory authorities having jurisdiction over a Party or its Subsidiaries.

“Reportable Event” shall have the meaning as set forth in Section 4.15(h) of the Agreement.

“Representative” means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent of a Person.

“Requisite PLMT Shareholder Approval” shall have the meaning as set forth in Section 4.2(a) of the Agreement.

“Requisite Regulatory Approvals” shall have the meaning as set forth in Section 8.1(c).

“Retention Plan” shall have the meaning as set forth in Section 7.13 of the Agreement.

“Retention Plan Amount” shall have the meaning as set forth in Section 7.13 of the Agreement.

“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other securities, securities or rights convertible into or exchangeable for, shares of the capital stock or other securities of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SCBCA” shall have the meaning as set forth in Section 1.1 of this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Trust Indenture Act of 1939, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“South Carolina Business Corporation Act” shall have the meaning as set forth in Section 4.2 of the Agreement.

“Starting Date” shall have the meaning as set forth in Section 9.1(g) of the Agreement.

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“Starting Price” shall have the meaning as set forth in Section 9.1(g) of the Agreement.

“Stock Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Stock Election” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Stock Election Number” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Stock Election Shares” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Subsequent Determination” shall have the meaning as set forth in Section 7.1(b) of the Agreement.

“Subsidiaries” means all those corporations, banks, associations, or other entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (i) involving the acquisition of at least a majority of the outstanding equity interest in, or all or substantially all of the assets and liabilities of, PLMT Entities and (ii) with respect to which the board of directors of PLMT (A) determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person or Group making the Acquisition Proposal, and (B) determines in its good faith judgment (based on, among other things, the advice of the PLMT Financial Advisor or such other advisor as PLMT may use) to be more favorable to PLMT’s shareholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the board of directors of PLMT, after obtaining the advice of the PLMT Financial Advisor or such other advisor as PLMT may use, the Person or Group making such Acquisition Proposal is reasonably able to finance the transaction and close it timely, and any proposed changes to this Agreement that may be proposed by Parent in response to such Acquisition Proposal).

“Surviving Corporation” means Parent as the surviving corporation resulting from the Merger.

“Takeover Laws” shall have the meaning as set forth in Section 4.23 of the Agreement.

“Tax” or “Taxes” means all taxes, charges, fees, levies, imposts, duties, or assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, imposed or required to be withheld by any Governmental Authority (domestic or foreign), including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” means any report, return, information return, or other information supplied or required to be supplied to a Governmental Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries, including any attachment or schedule thereto or amendment thereof.

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“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Termination Fee” shall have the meaning as set forth in Section 9.3(a) of the Agreement.

“WARN Act” shall have the meaning as set forth in Section 4.14(c) of the Agreement.

“Weighted Average Consideration Per Share” shall have the meaning as set forth in Section 3.5(a)(i) of the Agreement.

(b)           Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation”, and such terms shall not be limited by enumeration or example. The word “or” shall be interpreted to mean “and/or.”

10.2        Expenses.

Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, and which in the case of PLMT, shall be paid at Closing and prior to the Effective Time.

10.3        Brokers and Finders.

In the event of a claim by any broker or finder based upon such broker’s representing or being retained by or allegedly representing or being retained by PLMT or by Parent, each of PLMT and Parent, as the case may be, agrees to indemnify and hold the other Party harmless from any Liability in respect of any such claim. PLMT has provided a copy of PLMT Financial Advisor’s engagement letter and expected fee for its services as Section 10.3 of PLMT Disclosure Memorandum and shall pay all amounts due thereunder on the Closing Date.

10.4        Entire Agreement.

Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any Rights, remedies, obligations, or liabilities under or by reason of this Agreement (i) other than as provided in Sections 7.9 and 7.12 and (ii) provided that PLMT, on behalf of its shareholders, may pursue damages (including claims for damages based on loss of the economic benefits of the transactions contemplated hereby to PLMT shareholders) in the event of Parent’s breach of this Agreement, and provided that the Rights referenced in this clause (ii) may be exercised only by PLMT (on behalf of its shareholders as their agent) through actions expressly approved by the PLMT board of directors, and no shareholders of PLMT, whether purporting to act in its capacity as a shareholder or purporting to assert any right (derivatively or otherwise) on behalf of PLMT, shall have any right or ability to exercise or cause the exercise of any such right.

10.5        Amendments.

To the extent permitted by Law, and subject to Section 1.4, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of PLMT Common Stock, there shall be made no amendment that reduces or modifies in any respect the consideration to be received by holders of PLMT Common Stock.

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10.6         Waivers.

(a)           Prior to or at the Effective Time, Parent, acting through its chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by PLMT, to waive or extend the time for the compliance or fulfillment by PLMT of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Parent under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Parent.

(b)           Prior to or at the Effective Time, PLMT, acting through its chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Parent, to waive or extend the time for the compliance or fulfillment by Parent of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of PLMT under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of PLMT.

(c)           The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

10.7         Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the Rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law, including by merger or consolidation, or otherwise) without the prior written Consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.8         Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, properly addressed electronic mail delivery (with confirmation of delivery receipt), by registered or certified mail (postage pre-paid), or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered or refused:

Parent:	United Community Banks, Inc. 125 Highway 515E Blairsville, Georgia 30512 Facsimile Number: (706) 745-1335 Attention: Jimmy C. Tallent

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With copies to:	United Community Banks, Inc. 125 Highway 515E Blairsville, Georgia 30512 Facsimile Number: (706) 745-1335 Email: brad_miller@ucbi.com Attention: Bradley J. Miller

Troutman Sanders LLP 600 Peachtree Street, Suite 5200 Atlanta, Georgia 30308 Facsimile Number: (404) 962-6501 Email: james.stevens@troutmansanders.com Attention: James W. Stevens

PLMT:	Palmetto Bancshares, Inc. 306 East North Street Greenville, South Carolina 29601 Email: serwin@palmettobank.com Attention: Samuel L. Erwin

Copy to Counsel:	Nelson Mullins Riley & Scarborough, LLP 104 S. Main St., Suite 900 Greenville, South Carolina 29601 Email: john.jennings@nelsonmullins.com Attention: John M. Jennings

10.9        Governing Law.

Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Georgia.

10.10     Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

10.11     Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement. Disclosure of an item in one of the PLMT Disclosure Memorandum or the Parent Disclosure Memorandum, as applicable, shall be deemed to modify both (i) the representations and warranties contained in the section of this Agreement to which it corresponds in number and (ii) any other representation and warranty of PLMT or Parent, as applicable, in this Agreement to the extent that it is reasonably apparent from a reading of such disclosure item that it would also qualify or apply to such other representation and warranty.

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10.12      Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

10.13      Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.14      Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[signatures appear on next page]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

UNITED COMMUNITY BANKS, INC.
(PARENT)

By:	/s/ Jimmy C. Tallent
Jimmy C. Tallent
Chairman and Chief Executive Officer

PALMETTO BANCSHARES, INC.
(PLMT)

By:	/s/ Samuel L. Erwin
Samuel L. Erwin
Chairman and Chief Executive Officer

EXHIBIT A

FORM OF BANK MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER

(the Bank Merger Agreement)

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of this ___ day of __________ 2015, by and between United Community Bank, a Georgia bank (“UCB”), and The Palmetto Bank, a South Carolina bank (the “Bank”, and together with UCB, the “Constituent Banks”).

WITNESSETH:

WHEREAS, Palmetto Bancshares, Inc., a South Carolina corporation (“PLMT”), and United Community Banks, Inc., a Georgia corporation (“Parent”), entered into that certain Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”), which provides for the merger of PLMT with and into Parent (the “Parent Merger”);

WHEREAS, the respective boards of directors of the Constituent Banks deem it advisable and in the best interests of each such bank and its shareholders that the Bank merge with and into UCB, with UCB being the surviving bank; and

WHEREAS, the respective boards of directors of the Constituent Banks, by resolutions duly adopted, have unanimously approved and adopted this Agreement and directed that it be submitted to the sole shareholder of each of the Bank and UCB for their approval.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	Merger.

Pursuant to and with the effects provided in the applicable provisions of Article 2 of the Financial Institution Code of Georgia, Chapter 1 of Title 7 of the Official Code of Georgia (the “Georgia Code”) and Title 34 of the South Carolina Code of Laws, the Bank (sometimes referred to as the “Merged Bank”) shall be merged with and into UCB (the “Bank Merger”). UCB shall be the surviving bank (the “Surviving Bank”) and shall continue under the name “United Community Bank.” At the Effective Time (as defined herein) of the Bank Merger, the individual existence of the Merged Bank shall cease and terminate.

2.	Actions to be Taken.

The acts and things required to be done by the Georgia Code in order to make this Agreement effective, including the submission of this Agreement to the shareholders of the Constituent Banks and the filing of the articles of merger relating hereto in the manner provided in said Georgia Code, shall be attended to and done by the proper officers of the Constituent Banks with the assistance of counsel as soon as practicable.

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3.	Effective Time.

The Bank Merger shall be effective upon the approval of this Agreement by the shareholder of Merged Bank and the filing of the articles of merger in the manner provided in the Georgia Code (the “Effective Time”). The Bank Merger shall not be effective prior to the effective time of the Parent Merger.

4.	Articles of Incorporation and Bylaws of the Surviving Bank.

(a)           The Articles of Incorporation of UCB, as heretofore amended, as in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Bank.

(b)           Until altered, amended or repealed, as therein provided, the Bylaws of UCB as in effect at the Effective Time shall be the Bylaws of the Surviving Bank.

5.            Directors.

Upon the Bank Merger contemplated herein becoming effective, the directors of the Surviving Bank shall be the individuals set forth on Attachment 1 hereto. Said persons shall hold office until the next annual meeting of the shareholder of the Surviving Bank and until their successors are elected in accordance with the Bylaws of the Surviving Bank. If at the Effective Time any vacancy shall exist on the Board of Directors of the Surviving Bank, such vacancy shall be filled in the manner specified in the Bylaws of the Surviving Bank.

6.	Cancellation of Shares of Merged Bank; Capital Structure of the Surviving Bank.

(a)           At the Effective Time, each share of the Merged Bank’s common stock, $5.00 par value per share (“Bank Stock”) outstanding at the Effective Time shall be cancelled.

(b)           At the Effective Time, each share of the Surviving Bank issued and outstanding immediately prior to the Effective Time shall remain outstanding.

7.	Termination of Separate Existence.

At the Effective Time, the separate existence of the Merged Bank shall cease and the Surviving Bank shall possess all of the rights, privileges, immunities, powers and franchises, as well of a public nature as of a private nature, of each of the Constituent Banks; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Banks shall be taken and deemed to be vested in the Surviving Bank without further act or deed, and the title to any real estate or any interest therein, vested in either of the Constituent Banks shall not revert or be in any way impaired by reason of the Bank Merger. The Surviving Bank shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Constituent Banks; and any claim existing or action or proceeding, civil or criminal, pending by or against either of said Constituent Banks may be prosecuted as if the Bank Merger had not taken place, or the Surviving Bank may be substituted in its place, and any judgment rendered against either of the Constituent Banks may thenceforth be enforced against the Surviving Bank; and neither the rights of creditors nor any liens upon the property of either of the Constituent Banks shall be impaired by the Bank Merger.

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8.	Further Assignments.

If at any time the Surviving Bank shall consider or be advised that any further assignments or assurances in law or any other things are necessary or desirable to vest in said bank, according to the terms hereof, the title to any property or rights of the Merged Bank, the proper officers and directors of the Merged Bank shall and will execute and make all such proper assignments and assurances and do all things necessary and proper to vest title in such property or rights in the Surviving Bank, and otherwise to carry out the purposes of this Agreement.

9.	Condition Precedent to Consummation of the Merger.

This Agreement is subject to, and consummation of the Bank Merger is conditioned upon, the consummation of the Parent Merger and the fulfillment as of the Effective Time of approval of this Agreement by the affirmative vote of Parent, as sole shareholder of Parent Banksub, and PLMT, as sole shareholder of the Bank.

10.	Termination.

This Agreement may be terminated and the Bank Merger abandoned at any time before or after adoption of this Agreement by the directors of either of the Constituent Banks, notwithstanding favorable action on the Bank Merger by the shareholders of the Merged Bank, but not later than the issuance of the certificate of merger by the Secretary of State of Georgia or the Secretary of State of South Carolina with respect to the Bank Merger in accordance with the provisions of the Georgia Code or the South Carolina Code of Laws, as applicable. This Agreement shall automatically be terminated upon a termination of the Merger Agreement pursuant to Article 9 thereof.

11.	Counterparts; Title; Headings.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The title of this Agreement and the headings herein set out are for the convenience of reference only and shall not be deemed a part of this Agreement.

12.	Amendments; Additional Agreements.

At any time before or after approval and adoption by the shareholder of the Bank, this Agreement may be modified, amended or supplemented by additional agreements, articles or certificates as may be determined in the judgment of the respective Boards of Directors of the Constituent Banks to be necessary, desirable or expedient to further the purposes of this Agreement, to clarify the intention of the parties, to add to or modify the covenants, terms or conditions contained herein or to effectuate or facilitate any governmental approval of the Bank Merger or this Agreement, or otherwise to effectuate or facilitate the consummation of the transactions contemplated hereby; provided, however, that no such modification, amendment or supplement shall reduce to any extent the consideration into which shares of the Bank Stock shall be converted in the Bank Merger pursuant to Section 6 hereof.

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IN WITNESS WHEREOF, the Constituent Banks have each caused this Agreement to be executed on their respective behalves and their respective bank seals to be affixed hereto as of the day and year first above written.

UNITED COMMUNITY BANK

By:
Jimmy C. Tallent
Chairman and Chief Executive Officer

THE PALMETTO BANK

By:
Samuel L. Erwin
Chairman and Chief Executive Officer

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